UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (AMENDMENT NO. )

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FOUNDATION BUILDING MATERIALS, INC.

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FOUNDATION BUILDING MATERIALS, INC.
2520 Red Hill Avenue
Santa Ana, CA 92705

March 31, 2020
To our Stockholders:
You are cordially invited to attend the 2020 Annual Meeting of Stockholders, or the Annual Meeting, of Foundation Building Materials, Inc., or the Company. The Annual Meeting will be held on Thursday, May 14, 2020, at 9 A.M. Pacific Time at our corporate headquarters located at 2520 Red Hill Avenue, Santa Ana, California 92705 to consider and act upon the following matters, all as more fully described in the accompanying Proxy Statement, which is incorporated herein by reference:

1.	To elect the three nominees named in the Proxy Statement to serve as Class III directors and hold office until the 2023 annual meeting of stockholders;

2.	To approve, on a non-binding advisory basis, the compensation of the Company's named executive officers for the year ended December 31, 2019, as described in the Proxy Statement;

3.	To ratify the appointment of Deloitte & Touche LLP as the Company's independent registered public accounting firm for the year ending December 31, 2020; and

4.	To transact any other business that may properly be brought before the meeting or any adjournments or postponements thereof.
In addition to the Proxy Statement you should have received a copy of our Annual Report on Form 10-K for the year ended December 31, 2019, or our 2019 Annual Report, which we encourage you to read. It includes information about our operations as well as our audited consolidated financial statements. You can also access a copy of our 2019 Annual Report on our website at www.fbmsales.com by following the links to "Investors" and "SEC Filings."
Please use this opportunity to take part in the affairs of the Company by voting on the business to come before the Annual Meeting. Whether or not you plan to attend the Annual Meeting, please complete, sign, date, and return the accompanying proxy card or voting instruction card or vote electronically on the Internet or by telephone. See "About the Annual Meeting—How Do I Vote by Proxy?" in the Proxy Statement for more details. Returning the proxy card or voting instruction card does not deprive you of your right to attend the Annual Meeting and to vote your shares in person for the matters to be acted upon at the Annual Meeting.
We intend to hold our Annual Meeting in person. However, we are actively monitoring coronavirus (COVID-19) developments and the related recommendations and protocols issued by public health authorities and federal, state, and local governments. If we determine that alternative Annual Meeting arrangements are advisable or required, then we will announce our decision by filing additional soliciting materials with the Securities and Exchange Commission, or SEC, and issuing a press release that can be accessed by visiting our Investor Relations website at www.fbmsales.com and following the links to "Investors." Please check our SEC filings and our website in advance of our Annual Meeting date if you are planning to attend in person. As always, we encourage you to vote your shares prior to the Annual Meeting.
Sincerely,
Ruben Mendoza
President and Chief Executive Officer

FOUNDATION BUILDING MATERIALS, INC.
2520 Red Hill Avenue
Santa Ana, CA 92705

NOTICE OF 2020 ANNUAL MEETING OF STOCKHOLDERS

Important Notice Regarding the Availability of Proxy Materials for the Stockholder
Meeting to be Held on May 14, 2020
The Proxy Statement and 2019 Annual Report
are available at: https://www.proxyvote.com

TIME AND DATE	9 A.M. Pacific Time on Thursday, May 14, 2020

LOCATION
Foundation Building Materials, Inc.
2520 Red Hill Avenue
Santa Ana, California 92705

We are actively monitoring coronavirus (COVID-19) developments and the related recommendations and protocols issued by public health authorities and federal, state, and local governments. If we determine that alternative Annual Meeting arrangements are advisable or required, then we will announce our decision by filing additional soliciting materials with the SEC, and issuing a press release that can be accessed by visiting our Investors Relations website at www.fbmsales.com and following the links to "Investors." Please check this website in advance of our Annual Meeting date if you are planning to attend in person.

ITEMS OF BUSINESS
1. To elect the three nominees named in the Proxy Statement to serve as Class III directors and hold office until the 2023 annual meeting of stockholders;

2. To approve, on a non-binding advisory basis, the compensation of the Company’s named executive officers for the year ended December 31, 2019, as described in the Proxy Statement; and

3. To ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2020.

Stockholders will also act upon such other matters as may properly be brought before the Annual Meeting or any adjournments or postponements thereof.

RECORD DATE	The stockholders of record at the close of business on March 26, 2020, will be entitled to vote at the Annual Meeting or any adjournments or postponements thereof.

PROXY VOTING
It is important that your shares be represented and voted at the Annual Meeting. You can vote your shares by completing and returning the proxy card or voting instruction card sent to you. You also have the option of voting your shares electronically on the Internet or by telephone. Voting instructions are printed on your proxy card or voting instruction card. You can revoke your proxy at any time prior to its exercise at the Annual Meeting by following the instructions in the Proxy Statement.

By Order of the Board of Directors
Richard J. Tilley
Vice President, Secretary and General Counsel
Santa Ana, California
March 31, 2020

PROXY STATEMENT

i

SUMMARY
We are providing these materials in connection with the 2020 Annual Meeting of Stockholders of Foundation Building Materials, Inc. This summary highlights information contained elsewhere in this Proxy Statement. This summary does not contain all of the information that you should consider, and you should read this entire Proxy Statement and our 2019 Annual Report before voting.
2020 ANNUAL MEETING OF STOCKHOLDERS

Date and Time	Record Date	Location
May 14, 2020 at 9:00 A.M. (local time)	March 26, 2020	Foundation Building Materials, Inc. 2520 Red Hill Avenue Santa Ana, CA 92705 (subject to change as described herein)
AGENDA ITEMS:

Proposal		Board Recommendation
1.	Election of the three nominees named in this Proxy Statement to serve as Class III directors	FOR each nominee
2.	Non-binding advisory vote to approve named executive officer compensation for the year ended December 31, 2019	FOR
3.	Ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2020	FOR
VOTING YOUR SHARES
You are entitled to vote your shares if you were a stockholder at the close of business on March 26, 2020, the record date for the Annual Meeting. You may vote:

By Telephone - You may call the number listed on your proxy card or voting instruction card.
By Mail - You may complete, sign, date and return your proxy card or voting instruction card in the envelope provided.
By Internet - You may vote electronically on the Internet by visiting the webpage address listed on your proxy card or voting instruction card.
In Person - You may attend the Annual Meeting in person and vote by ballot at that time.
See "About the Annual Meeting—How do I vote by proxy?" below and your proxy or voting instruction card accompanying this Proxy Statement for further information.

If we determine that alternative Annual Meeting arrangements are advisable or required in light of COVID-19 developments, then we will announce our decision by filing additional soliciting materials with the SEC, and issuing a press release that can be accessed by visiting our Investor Relations website at www.fbmsales.com and following the links to "Investors." Please check our SEC filings and website in advance of our Annual Meeting date as they may contain additional information regarding the Annual Meeting, including how to attend the meeting and vote your shares.

ii

FOUNDATION BUILDING MATERIALS, INC.
2520 Red Hill Avenue
Santa Ana, CA 92705

PROXY STATEMENT

We are providing these proxy materials in connection with the 2020 Annual Meeting of Stockholders of Foundation Building Materials, Inc., or the Annual Meeting. This proxy statement, or the Proxy Statement, the accompanying proxy card or voting instruction card, and the Company’s 2019 Annual Report on Form 10-K, or our 2019 Annual Report, are being mailed to stockholders on or about April 12, 2020. These materials contain important information for you to consider when deciding how to vote on the matters to be brought before the Annual Meeting. Please read them carefully. Unless the context otherwise indicates, references to "Foundation Building Materials," "our Company," "the Company," "us," "we" and "our" refer to Foundation Building Materials, Inc. and its consolidated subsidiaries.
QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS AND THE ANNUAL MEETING
Who is soliciting my vote?
The Board of Directors, or our Board, of the Company is soliciting your vote in connection with the Annual Meeting.
What is the purpose of the Annual Meeting?
The meeting will be the Company’s regular annual meeting of stockholders. You will be voting on the following matters at the Annual Meeting:

1.	Election of the three nominees for Class III director named in this Proxy Statement to hold office until the 2023 annual meeting of stockholders;

2.	Approval, on a non-binding advisory basis, of the compensation of the Company’s named executive officers for the year ended December 31, 2019, as set forth in this Proxy Statement; and

3.	Ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2020.
Stockholders will also act upon such other business that may properly be brought before the Annual Meeting or any adjournments or postponements thereof.
How does the Board recommend I vote?
The Board recommends a vote:

1.	"For" each of the three nominees for Class III directors named in this Proxy Statement, each to hold office until our 2023 annual meeting of stockholders;

2.	"For" the approval, on a non-binding advisory basis, of the compensation of our named executive officers for the year ended December 31, 2019, as set forth in this Proxy Statement; and

3.	"For" the ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2020.

Who is entitled to vote at the Annual Meeting?
The Board set March 26, 2020, as the record date for the Annual Meeting, or the Record Date. All stockholders who owned common stock of the Company at the close of business on the Record Date may attend and vote at the Annual Meeting.

What is the difference between a "holder of record" and a "beneficial owner"?
Holders of Record - If, on the Record Date, your shares were registered directly in your name with our transfer agent, Computershare Trust Company, N.A., then you are a "holder of record." As a holder of record, you may vote at the Annual Meeting, or you may vote by proxy. Whether or not you plan to attend the Annual Meeting, we urge you to vote your shares using one of the voting methods described in this Proxy Statement and the Notice. If you are a holder of record and you indicate when voting that you wish to vote as recommended by our Board, or if you submit a vote by proxy without giving specific voting instructions, then the proxyholders will vote your shares as recommended by our Board on all matters described in this Proxy Statement.
Beneficial Owners - If, on the Record Date, your shares were held in an account at a bank, broker, dealer, or other nominee, then you are the "beneficial owner" of shares held in "street name" and this Proxy Statement is being made available to you by that nominee. The nominee holding your account is considered the holder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your nominee on how to vote the shares in your account. You are also invited to attend the Annual Meeting. However, since you are not the holder of record, you may not vote your shares at the Annual Meeting unless you obtain a proxy issued in your name from your nominee.
Who is entitled to attend the Annual Meeting?
Only persons with evidence of stock ownership as of the Record Date or who are invited guests of the Company may attend and be admitted to the Annual Meeting. Stockholders with evidence of stock ownership as of the Record Date may be accompanied by one guest. Photo identification will be required (e.g., a valid driver’s license, state identification or passport). If a stockholder’s shares are registered in the name of a bank, broker, dealer or other nominee, the stockholder must bring a proxy or a letter from that nominee or their most recent brokerage account statement that confirms that the stockholder was a beneficial owner of shares of stock of the Company as of the Record Date.
Cameras (including cell phones with photographic capabilities), recording devices and other electronic devices will not be permitted at the Annual Meeting.
How many votes can be cast by stockholders?
Each share of common stock is entitled to one vote. There is no cumulative voting. There were 43,201,056 shares of common stock outstanding and entitled to vote on the Record Date.
What is the quorum requirement for the Annual Meeting?
We need a quorum of stockholders in order to hold the Annual Meeting. A quorum exists when a majority of the voting power of the stock outstanding and entitled to vote as of the Record Date are present in person or by proxy at the Annual Meeting. If you are present at the Annual Meeting and vote in person or by proxy card or a voting instruction card has been properly submitted by you or on your behalf, or you have voted electronically on the Internet or by telephone, your vote will be counted as present. Both abstentions and broker non-votes are counted as present for the purpose of determining the presence of a quorum.
Which proposals in this Proxy Statement are considered "routine" or "non-routine" matters and how do they cause "broker non-votes"?
If you are a beneficial owner of shares held in street name and do not provide the bank, broker, dealer or other nominee that holds your shares with specific voting instructions, the nominee may generally vote in its discretion on "routine" matters. However, if the nominee that holds your shares does not receive instructions from you on how to vote your shares on a "non-routine" matter, it will be unable to vote your shares on that matter. When this occurs, it is generally referred to as a "broker non-vote." Broker non-votes will be counted for purposes of determining whether a quorum is present at the Annual Meeting.
The election of directors (Proposal 1) and the non-binding advisory vote on compensation of the Company's named executive officers (Proposal 2) are considered non-routine matters pursuant to applicable New York Stock Exchange, or NYSE, rules. As a result, a broker or other nominee may not vote without instructions on this matter, so there may be broker non-votes in connection with Proposals 1 and 2.

The ratification of the appointment of Deloitte & Touche LLP as the Company's independent registered public accounting firm (Proposal 3) is considered a routine matter under applicable NYSE rules. A bank, broker, dealer or other nominee may generally vote without instructions on this matter, so we do not expect any broker non-votes in connection with Proposal 3.
What are the voting requirements to approve the proposals, and what happens if I do not vote?
Proposal 1. Election of Directors - Each director nominee will be elected by a plurality of the votes cast by the shares present or represented by proxy and entitled to vote. This means that the three individuals nominated for election as Class III directors who receive the most "FOR" votes will be elected. Abstentions and broker non-votes are not counted for purposes of this proposal and, therefore, will not affect the outcome of the election of directors.
Proposal 2. Non-Binding Advisory Vote to Approve Executive Compensation - The proposal to approve, on a non-binding advisory basis, the compensation of our named executive officers for the year ended December 31, 2019, as described in this Proxy Statement requires the affirmative vote of a majority of the votes cast by the shares present or represented by proxy and entitled to vote on this proposal. Abstentions have the same effect as a vote against this proposal; "broker non-votes" will not affect the outcome of this proposal.
The results of the advisory vote on the compensation of the Company’s named executive officers are not binding on the Board.
Proposal 3. Ratification of Selection of Accounting Firm - The proposal to approve, on a non-binding advisory basis, the ratification of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2020, requires the affirmative vote of a majority of the shares of common stock present, in person or by proxy, at the Annual Meeting and entitled to vote on the proposal. Abstentions have the same effect as a vote against this proposal; "broker non-votes" will not affect the outcome of this proposal, although brokers have discretionary authority to vote on ratification of the appointment of Deloitte & Touche LLP if they do not receive voting instructions from the beneficial owner, so we do not expect any broker non-votes in connection with Proposal 3.
Lone Star Fund IX (U.S.), L.P., along with its affiliates and associates (excluding us and other companies that it or they own as a result of their investment activities), or Lone Star, controlled approximately 22,591,739 shares of the Company’s common stock as of the Record Date through LSF9 Cypress Parent 2 LLC. Lone Star has indicated that it will vote its shares in favor of each of the three Class III director nominees named in Proposal 1 and in favor of Proposals 2 and 3. If Lone Star votes as it has indicated, its vote is sufficient to elect the nominees and approve the other proposals set forth in this Proxy Statement.
How do I vote by proxy?
You can vote your shares by completing and returning the proxy card or voting instruction card accompanying this Proxy Statement. You also have the option of voting your shares electronically on the Internet or by telephone. Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card or voting instruction card. Please see your proxy card or voting instruction card for more information on how to vote by proxy.
If we determine that alternative Annual Meeting arrangements are advisable or required in light of COVID-19 developments, then we will announce our decision by filing additional soliciting material with the SEC, and issuing a press release that can be accessed by visiting our Investors Relations website at www.fbmsales.com by following the links to "Investors.” Please check our SEC filings and website in advance of our Annual Meeting date as they may contain additional information regarding the Annual Meeting, including how to attend the meeting and vote your shares.
What if I do not vote for some of the items listed on my proxy card or voting instruction card?
If you return your signed proxy card or voting instruction card in the enclosed envelope but do not mark selections, your shares will be voted in accordance with the recommendations of the Board. Similarly, if you vote electronically on the Internet or by telephone and do not vote on all matters, your shares will be voted in accordance with the recommendations of the Board for the matters on which you do not vote. In connection therewith, the Board has designated Richard J. Tilley and John Gorey as proxies. If you indicate a choice with respect to any matter to be acted upon on your proxy card or voting instruction card, your shares will be voted in accordance with your instructions. Similarly, if you vote electronically on the Internet or by telephone and vote on any matter, your shares will be voted in accordance with your instructions. If any other matter properly comes before the Annual Meeting, the shares will be voted in the discretion of the persons voting pursuant to the respective proxies.

If you are a beneficial owner and hold your shares in street name through a bank, broker, dealer or other nominee and do not return the voting instruction card, the nominee will vote your shares on each matter at the Annual Meeting for which he or she has the requisite discretionary authority. Under applicable NYSE rules, nominees have the discretion to vote on routine matters, such as the ratification of the selection of independent registered public accounting firms. However, nominees do not have the discretion to vote on the election of directors or the non-binding advisory vote to approve named executive officer compensation.

Who pays for the proxy solicitation and how will the Company solicit votes?
The Company bears the expense of printing and mailing proxy materials. In addition to this solicitation of proxies by mail, the Company’s directors, officers and other employees may solicit proxies by personal interview, telephone, facsimile or email. These individuals will not be paid any additional compensation for any such solicitation. The Company will request nominees who hold shares of common stock in their names to furnish proxy materials to the beneficial owners of such shares. The Company will reimburse such nominees for their reasonable expenses incurred in forwarding solicitation materials to such beneficial owners.

Can I change or revoke my vote after I return my proxy card or voting instruction card?
Yes. Even if you sign and return the proxy card or voting instruction card in the form accompanying this Proxy Statement or you vote electronically over the Internet or by telephone, you retain the power to revoke your proxy or change your vote. You can revoke your proxy or change your vote at any time before the polls are closed at the Annual Meeting by giving written notice to the Secretary of the Company by emailing board@fbmsales.com or by writing to: Foundation Building Materials, Inc., 2520 Red Hill Avenue, Santa Ana, California 92705, Attention: Corporate Secretary, specifying such revocation. You may also change your vote by timely delivering a valid, later-dated proxy or voting instruction card, a later-dated electronic vote over the Internet or by telephone or by voting in person at the Annual Meeting. However, please note that if you would like to vote at the Annual Meeting and you are not the stockholder of record, you must request, complete and deliver a proxy from your nominee.

Where can I find voting results of the Annual Meeting?
In accordance with SEC rules, final voting results will be published in a Current Report on Form 8-K within four business days following the Annual Meeting, unless final results are not known at that time, in which case preliminary voting results will be published within four business days of the Annual Meeting and final voting results will be published once they are known by us.

Whom should I contact with other questions?
If you have additional questions about this Proxy Statement or the Annual meeting, please contact us by email at board@fbmsales.com, by telephone at 714-380-3127 or by writing to Foundation Building Materials, Inc., 2520 Red Hill Avenue, Santa Ana, California 92705, Attention: Corporate Secretary.

PROPOSAL NO. 1—ELECTION OF DIRECTORS
At the Annual Meeting, stockholders will be asked to elect three directors to serve as Class III directors. The Company’s Certificate of Incorporation provides that our Board shall consist of not fewer than one nor more than fifteen directors with the exact number to be determined from time to time by resolution adopted by our Board. Our Board currently consists of nine directors. The Company’s Certificate of Incorporation divides our Board into three classes with the terms of office of the directors of each class ending in different years. The terms of directors in Classes I, II and III presently end at the annual meetings in 2021, 2022 and 2020, respectively. Each class has three directors.
Our Nominating and Corporate Governance Committee has recommended, and our Board has nominated, James F. Underhill, Fareed A. Khan and Matthew J. Espe for election as Class III directors for three-year terms expiring at the 2023 annual meeting of stockholders. When elected, directors serve until their successors have been duly elected and qualified or until any such director’s earlier resignation or removal. Please see “The Board of Directors and Its Committees” below for information about the nominees for election as directors and the current members of our Board who will continue serving following the Annual Meeting, their business experience and other pertinent information.
Each of Messrs. Underhill, Khan and Espe have consented to being named as a nominee for director and to serve as a director for the full term for which they stand for election.
Proxies cannot be voted for a greater number of persons than the number of nominees named. If you sign and return the accompanying proxy card or voting instruction card or vote electronically over the Internet or by telephone, your shares will be voted for the election of the three nominees recommended by our Board unless you choose to abstain or vote against any of the nominees. If any nominee is unable to serve or will not serve, proxies may be voted for such substitute nominee as the proxy holder may determine following the recommendation of such nominee by our Board. The Company is not aware of any nominee who will be unable to or will not serve as a director. The Company did not receive any stockholder nominations for director for the Annual Meeting.
Directors are elected by a plurality of the votes cast. This means that the three individuals nominated for election to our Board who receive the most “FOR” votes will be elected. Abstentions and broker non-votes will not affect the outcome of the election of directors.

Our Board unanimously recommends that you vote FOR all three of the nominees for Class III directors named in this Proxy Statement.

PROPOSAL NO. 2—NON-BINDING ADVISORY VOTE TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS
In accordance with Section 14A of the Securities Exchange Act of 1934, as amended, or the Exchange Act, we are providing stockholders with an opportunity to provide a non-binding advisory vote to approve the compensation of our named executive officers as described in the Executive Compensation section of this Proxy Statement, which is often referred to as a “say-on-pay” vote. This say-on-pay vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers as described in such section of this Proxy Statement.
In connection with this proposal, you are encouraged to carefully review the executive compensation tables and accompanying narrative discussion contained in this Proxy Statement. Our Compensation Committee of our Board believes our executive compensation program is reasonable and aligned with stockholder interests.
Even though this say-on-pay vote is advisory and, therefore, will not be binding on us, our Compensation Committee and our Board value the opinions of our stockholders. Accordingly, to the extent there is a significant vote against this proposal, we will consider our stockholders’ concerns, and our Compensation Committee will evaluate what actions, if any, may be necessary or appropriate to address those concerns. In establishing our executive compensation program for 2019, our Compensation Committee considered the voting results for prior "say-on-pay" proposals, which have all been strongly in favor of the Company's executive compensation practices.
Our stockholders are being asked to approve, by non-binding advisory vote, the following resolution relating to the compensation of our named executive officers, as described in this Proxy Statement:
“RESOLVED, that the stockholders of Foundation Building Materials, Inc. (the “Company”) hereby approve, on a non-binding advisory basis, the compensation paid to the Company’s named executive officers as disclosed in the compensation tables and accompanying narrative discussion included in the Proxy Statement for the Company’s 2020 Annual Meeting of Stockholders.”
The affirmative vote of a majority votes case by the shares of common stock, present or represented by proxy and entitled to vote on this proposal at the Annual Meeting, is required to approve, on a non-binding advisory basis, the compensation paid to our named executive officers for the year ended December 31, 2019. Abstentions have the same effect as a vote against this proposal; broker non-votes will not affect the outcome of this proposal.
At the 2018 Annual Meeting, our stockholders approved, on an advisory basis, that future advisory resolutions on our named executive officer compensation be conducted every year. We considered the outcome of this advisory vote and determined that we will conduct annual “say-on-pay” votes until the next advisory stockholder vote on this matter is required under Section 14A of the Exchange Act, or until our Board otherwise determines that a different frequency for such votes is in the best interest of our stockholders. Following the vote to be conducted at our 2020 Annual Meeting of Stockholders, it is anticipated that the next advisory vote to approve named executive officer compensation will be conducted at our 2021 annual meeting of stockholders.
Our Board unanimously recommends that you vote FOR the approval, on a non-binding advisory basis, of the compensation of the Company’s named executive officers as described in this Proxy Statement.

PROPOSAL NO. 3—RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP
Our Audit Committee has selected Deloitte & Touche LLP, or Deloitte, to audit the consolidated financial statements of the Company for the fiscal year ending December 31, 2020. At the Annual Meeting, stockholders will be asked to ratify the appointment of Deloitte.
The Company has been advised by Deloitte that the firm has no relationship with the Company or its subsidiaries other than that arising from the firm’s engagement as auditors, tax advisors and consultants. The Company has also been advised that representatives of Deloitte will be present at the Annual Meeting where they will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.
Neither the Company’s Certificate of Incorporation nor the Company’s Bylaws require that stockholders ratify the appointment of Deloitte as the Company’s independent registered public accounting firm. However, we are requesting ratification because we believe it is a matter of good corporate practice. If the Company’s stockholders do not ratify the appointment, our Audit Committee will reconsider whether or not to retain Deloitte, but may, nonetheless, retain Deloitte as the Company’s independent registered public accountants. Even if the appointment is ratified, our Audit Committee in its discretion may change the appointment at any time if it determines that the change would be in the best interests of the Company and its stockholders.
The affirmative vote of a majority votes cast by the shares of common stock, present or represented by proxy and entitled to vote on this proposal, at the Annual Meeting is necessary to ratify the appointment of Deloitte as our independent registered public accounting firm for the fiscal year ending December 31, 2020. Abstentions have the same effect as a vote against this proposal; broker non-votes will not affect the outcome of this proposal, although brokers have discretionary authority to vote on ratification of the appointment of Deloitte if they do not receive voting instructions from the beneficial owner, so we do not expect any broker non-votes in connection with Proposal 3.
Our Board unanimously recommends that you vote FOR the ratification of the appointment of
Deloitte as the Company’s independent registered public accounting firm for the year ending
December 31, 2020.

THE BOARD OF DIRECTORS AND ITS COMMITTEES
Our Board believes that our Board, as a whole, should possess the requisite combination of skills, professional experience, and diversity of backgrounds to oversee our business. Our Board also believes there are certain attributes each individual director should possess, as reflected in our Board’s membership criteria. Accordingly, our Board and our Nominating and Corporate Governance Committee consider the qualifications of directors and director candidates individually as well as in the broader context of our Board’s overall composition and the Company’s current and future needs. Our Nominating and Corporate Governance Committee is responsible for periodically reviewing with our Board the appropriate skills and characteristics required of Board members in the context of the current make-up of our Board. This assessment enables our Board to update the skills and experience it seeks in our Board as a whole, and in individual directors, as the Company’s needs evolve. This assessment takes into consideration all factors deemed relevant by our Nominating and Corporate Governance Committee, including the matters described under “Committees of the Board—Nominating and Corporate Governance Committee” below. For incumbent directors, the factors also include past performance on our Board and its committees.
The following table sets forth the names, ages and classifications of the nominees for election as directors as well as the current members of our Board who will continue serving following the Annual Meeting. The table is followed by biographical information on each individual, as well as information regarding the specific experience, qualifications and skills that led our Board to conclude that each individual should serve on our Board.

Name	Age	Class	Nominee or Continuing Director	Current Committees
Chris Meyer	49	I	Continuing Director and Chairman	Compensation (Chair) and Capital and Growth (Chair)
Rafael Colorado	42	I	Continuing Director	Nominating and Corporate Governance (Chair)
Maureen Harrell	40	I	Continuing Director	Nominating and Corporate Governance
Ruben Mendoza	56	II	Continuing Director	None
Chad Lewis	37	II	Continuing Director	Capital and Growth and Compensation
Chase Hagin	37	II	Continuing Director	Nominating and Corporate Governance
Matthew J. Espe	61	III	Nominee	Audit and Compensation
Fareed A. Khan	54	III	Nominee	Audit
James F. Underhill	64	III	Nominee	Audit (Chair) and Capital and Growth
Director Biographies
Chris Meyer - Mr. Meyer became a director upon the listing of our common stock on the NYSE in February 2017. Mr. Meyer is a Senior Managing Director at Lone Star North America Acquisitions, L.P., or LSNAA, an affiliate of ours and Lone Star, responsible for originating investment opportunities in North America.  Previously, he was a Managing Director of Hudson Americas L.P., or Hudson Americas, a related party of ours and Lone Star, since February 2015. Mr. Meyer has oversight responsibility for a number of Lone Star’s private equity investments, including our Company, and also assists with the due diligence and underwriting of potential operating company investments. Prior to joining Hudson Americas, Mr. Meyer held a number of positions with McKinsey & Company, a global management consulting firm, most recently serving as a Director (Senior Partner). While at McKinsey, Mr. Meyer managed the Dallas office, co-led the Consumer Practice group and co-founded McKinsey’s Consumer Marketing Analytics Center. Mr. Meyer currently serves as a member of the board of directors of Forterra, Inc. and a number of privately held companies, including several for which he serves as chairman. Mr. Meyer earned a Bachelor of Science degree in Industrial Engineering from North Carolina State University and a Masters of Business Administration degree from Harvard Business School.

Mr. Meyer’s background, including as a management consultant in a wide range of industries, allows him to assist our Board in understanding and addressing a wide variety of the issues it faces. Mr. Meyer also brings significant financial and operational expertise developed through his past and current leadership and oversight roles. His responsibilities for Lone Star’s companies, including our Company, also provide Mr. Meyer with a deep working knowledge of our business and operations.
Rafael Colorado - Mr. Colorado became a director in April 2018. Mr. Colorado has been with Hudson Advisors L.P., or Hudson Advisors, a related party of ours and Lone Star, since January 2016, previously as a Director and now as a Managing Director. In such capacity, Mr. Colorado advises on legal issues impacting operating companies that are affiliates of Lone Star within North America, as well as other corporate investments for which Hudson Advisors or its subsidiaries provide underwriting and asset management services in North America. In particular, Mr. Colorado has been actively involved in the negotiation and closing of numerous acquisitions, asset sales and lending transactions, for us and other Lone Star portfolio companies since joining Hudson Advisors in 2016. This is Mr. Colorado’s second stint with Hudson Advisors, having previously served as a Vice President of the firm from 2008 to 2012. In between his times at Hudson Advisors, Mr. Colorado was a Partner at the law firm of Perkins Coie LLP, from 2012 to 2016, where he supported clients in various types of mortgage banking transactions, private and public securities offerings, debt financing transactions and mergers and acquisitions. Prior to his time at Hudson Advisors, Mr. Colorado was an attorney with Bank of America and a CPA with Ernst & Young LLP. Mr. Colorado currently serves as a member of the board of directors of Forterra, Inc. and of a number of privately held companies. Mr. Colorado earned a Bachelor of Business Administration degree and a Master in Professional Accounting degree from the University of Texas at Austin and a Juris Doctor degree with honors from the University of Texas School of Law. Mr. Colorado is a licensed attorney and a Certified Public Accountant in the State of Texas.
Mr. Colorado’s knowledge of our Company brings a well-informed perspective to our Board regarding our operations and the associated legal risks. His experience with debt transactions and mergers and acquisitions involving the Company and other Lone Star affiliates allows him to make valuable contributions with respect to our financial and investing activities. His legal background provides valuable insight to our Board regarding issues we may face.
Maureen Harrell - Ms. Harrell became a director in February 2020. Ms. Harrell has served as a Managing Director of Hudson Americas, since June 2019. Ms. Harrell has oversight responsibility over a number of Lone Star’s private equity investments, including its investments in our Company, and also assists with the due diligence and underwriting of potential operating company investments. Prior to joining Hudson Americas, Ms. Harrell previously served as a Director at Alinda Capital Partners, LLC, or Alinda, an independent infrastructure investment firm, from October 2010 to May 2019.  While at Alinda, Ms. Harrell had oversight responsibility for several infrastructure investments and served on the board of directors for a number of privately held companies. Prior to Alinda, Ms. Harrell held roles at GE Capital from 2008 to 2010 and PricewaterhouseCoopers, LLP from 2001 to 2006.  Ms. Harrell earned a Bachelor of Arts degree in Economics from Bowdoin College and a Masters of Business Administration degree from The University of Virginia Darden School of Business.
Ms. Harrell brings extensive financial and operational management experience to our Board given her extensive experience in the private investment community as well as experience gained during her consulting career.
Ruben Mendoza - Mr. Mendoza became a director upon the listing of our common stock on the NYSE in February 2017. Mr. Mendoza is the founder, President and Chief Executive Officer of our Company and has over 25 years of industry experience. Prior to founding our Company in 2011, Mr. Mendoza served as the Chief Executive Officer of Acoustical Material Services, or AMS, a leading distributor of wallboard, suspended ceiling systems, lath and plaster products, doors and other building products. Mr. Mendoza originally joined AMS in 1991 and assumed the Chief Executive Officer role in 2003 after several years as AMS’ Vice President and Sales Manager. AMS grew significantly under Mr. Mendoza’s leadership, particularly across the West Coast and Northern Mexico through establishing greenfield branches and strategic acquisitions. Mr. Mendoza attended California State University and has completed executive education at Harvard Business School (Strategy), Wharton School of Business (Management) and Northwestern (Marketing).
As our Chief Executive Officer and founder, Mr. Mendoza brings a deep understanding of our business, operations and strategic planning to our Board. Mr. Mendoza has extensive industry experience gained over 25 years, including through his prior service as Chief Executive Officer of AMS. Mr. Mendoza’s board service also provides a direct and open channel of communication between our Board and management.

Chad Lewis - Mr. Lewis became a director in April 2018. Mr. Lewis is a Director of Hudson Americas where he is responsible for executing and managing private equity investments. Previously, Mr. Lewis served as Vice President of Hudson Americas from July 2015 to December 2018 as well as an Associate of Hudson Americas from January 2015 to June 2015. Prior to Hudson Americas, Mr. Lewis was a Consultant at Bain & Company from January 2014 to January 2015 and an Associate at Prospect Partners, LLC from August 2009 to July 2011. Mr. Lewis began his career as an investment banking analyst, and later an Associate, at Lincoln International. Mr. Lewis currently serves as a member of the board of directors of Forterra, Inc. (NASDAQ: FRTA) and a privately held company. Mr. Lewis holds a Masters of Business Administration from the University of Texas at Austin, which was earned between his time at Prospect Partners, LLC and Bain & Company, and a Bachelor of Science with Special Attainments in Commerce from Washington and Lee University.
Mr. Lewis brings broad expertise in financial and operational management to our Board. His experience in private equity and the financial markets also allows him to make valuable contributions to our Board with respect to our growth initiatives, acquisitions and investing activities.
Chase Hagin - Mr. Hagin became a director in February 2018. Mr. Hagin is a Director of LSNAA, where he focuses on origination and underwriting activities related to corporate private equity and debt investments throughout the North America region, a position he has held since December 2017. Previously, Mr. Hagin served as a Vice President of LSNAA from April 2015 to December 2017. Prior to joining LSNAA, Mr. Hagin served in various capacities at H.I.G. WhiteHorse, a credit affiliate of H.I.G. Capital and HM Capital Partners, a middle-market private equity firm, including Vice President, from July 2012 to April 2015, where he was responsible for identifying, evaluating and sourcing investment opportunities. Mr. Hagin began his career as an investment banking analyst at Raymond James & Associates. Mr. Hagin currently serves as a member of the board of directors of other privately held companies. Mr. Hagin earned a Bachelor of Business Administration degree and a Master in Professional Accounting degree from the University of Texas at Austin and a Masters in Business Administration degree from Columbia University.

Mr. Hagin brings broad expertise in financial management to our Board. His extensive experience in private equity and the financial markets also allows him to make valuable contributions with respect to our capital structure and financing, acquisition and investing activities.
Matthew J. Espe - Mr. Espe became a director in February 2018. Mr. Espe is currently Chairman of the Board of Klöckner Pentaplast, and was previously Interim Chief Executive Officer from December 2018 to April 2019. Mr. Espe served as President and Chief Executive Officer of Radial, Inc., an e-commerce services business, from January 2017 until November 2017. Prior to Radial Inc., Mr. Espe served as President and Chief Executive Officer of Armstrong World Industries, a global building products company, from 2010 until 2016. He also served as Chairman and Chief Executive Officer of Ricoh Americas from 2008 to 2010 and as Chairman and Chief Executive Officer of IKON Office Solutions, Inc. from 2002 to 2008. Mr. Espe is also a member of the board of directors of Realogy Holdings Corp. and Wesco International, Inc. He was formerly a member of the board of directors of Armstrong World Industries from 2010 to 2015, Unisys Corporation from 2004 to 2014, Con-Way, Inc. from June 2015 until its acquisition in November 2015, Veritiv Corporation from 2016 to 2017, and NCI Building Systems, Inc. from 2015 to 2017. Mr. Espe earned a Bachelor of Science in Marketing from the University of Idaho and a Masters of Business Administration degree from Whittier College.
Mr. Espe brings extensive building products industry expertise to our Board. His experience with Armstrong World Industries, one of our key suppliers, provides valuable insight as the Company pursues its organic growth initiatives. He has almost 20 years of experience in executive roles and is a respected global business leader with a career record of driving industrial transformation efforts that significantly increased earnings and stockholders’ equity.
Fareed A. Khan - Mr. Khan became a director upon the listing of our common stock on the NYSE in February 2017. Mr. Khan is currently the Chief Operating Officer and Chief Financial Officer of Parallel, a health and wellness company, becoming Chief Financial Officer in July 2019 and Chief Operating Officer in January 2020. Previously, Mr. Khan was the Chief Financial Officer of Kellogg Company, a manufacturer of cereal and convenience foods, from February 2017 until June 2019. He has over 20 years of experience working in financial and operational roles, leading teams in accounting, corporate strategy, information technology, supply chain, M&A and investor relations activities. Prior to Kellogg Company, Mr. Khan was the Chief Financial Officer of US Foods Holding Corp., a food service distributor, from July 2011 until February 2017. Prior to US Foods Holding Corp., he was with United Stationers Inc., a publicly traded business product wholesaler, where he served as a Senior Vice President and the Chief Financial Officer beginning in July 2011. Prior to United Stationers, Mr. Khan spent twelve years with USG Corporation, or USG, where he most recently served as Executive Vice President, Finance and Strategy. Prior to USG, Mr. Khan was a management consultant at McKinsey & Company for six years. Mr. Khan earned a Bachelor of Science in Mechanical Engineering from Carleton University and a Masters of Business Administration degree from the University of Chicago.

Mr. Khan brings extensive financial and accounting expertise to our Board developed during his professional career, including through his service as a chief financial officer for multiple companies. His public company experience also provides the Board with valuable insight regarding public company reporting matters, as well as a first-hand view of management’s day-to-day duties and responsibilities.
James F. Underhill - Mr. Underhill became a director upon the listing of our common stock in February 2017. Mr. Underhill was a senior executive at MRC Global (McJunkin Red Man Corporation) for over 30 years serving in both financial and operational roles. Most recently, Mr. Underhill was the Chief Operating Officer of MRC Global’s United States/North America division, its largest segment with approximately $6.0 billion in revenue, from November 2012 through August 2013, and Executive Vice President of the same division from November 2011 to November 2012. Prior to that, he served as MRC Global’s Chief Financial Officer and Executive Vice President from May 2006 through October 2011. He serves on the boards of Pipeline Supply & Service, Inc., Transplace Holdings, LLC, APP Intermediate, Inc., 700 Valve Supply, LLC, and Adventure West Virginia Resorts and previously served on the board of directors of U.S. Security Associates Holdings Corp. and board of managers of SCADA Products LLC. Mr. Underhill holds a Bachelor of Science Degree in Accounting and Economics from Lehigh University and is a Certified Public Accountant.
Mr. Underhill brings broad financial and operational management expertise to our Board from his prior executive positions. His service on other boards of directors, including audit and compensation committees, also adds a depth of knowledge to our Board as to best practices in corporate governance.

Meetings of the Board

Our Board holds regularly scheduled meetings throughout the year and holds additional meetings from time to time as our Board deems necessary or desirable to carry out its responsibilities. Our Board held five meetings in fiscal year 2019. All directors attended at least 75% of all meetings of our Board and of the Committees thereof on which they served during the year. Our Directors are encouraged to attend our annual meetings of stockholders. Messrs. Mendoza and Colorado attended our 2019 annual meeting of stockholders.

Director Compensation
Each of our independent directors receives an annual retainer of $65,000 per year for their services, with an additional $20,000 annual fee for service as chair of our Audit Committee, $12,000 for service as a member of our Audit Committee, $10,000 for service as a member of each of our Compensation Committee and Capital and Growth Committee and $7,500 for service as a member of our Nominating and Corporate Governance Committee. Such cash fees are paid quarterly.
In February 2019, we granted our independent directors an equity award of restricted stock units. Messrs. Espe, Khan and Underhill each received this grant with a grant date fair value of approximately $100,000, which vested in March 2020. In addition, prior to 2019, both Messrs. Khan and Underhill received grants of pool units under our Long Term Incentive Plan, or LTIP, prior to our initial public offering, or IPO.

In determining the size and make-up of the elements of our director compensation program, our Board and Compensation Committee reviewed market data prepared by our Compensation Committee's compensation consultant, Willis Towers Watson, or WTW, and considered the above-described cash fees and annual equity awards to be appropriate in light of market compensation for non-employee directors of similarly situated companies.
The table below sets forth the compensation paid (or credited) to each of the Company’s independent directors during fiscal year 2019. Each director who is also a member of management or affiliated with Lone Star is not separately compensated for his or her services as a director.

Name	Fees Earned or Paid in Cash	Stock Awards(1)	Total
Matthew J. Espe	$87,000	$101,291	$188,291
Fareed A. Khan	$77,000	$101,291	$178,291
James F. Underhill	$95,000	$101,291	$196,291

(1)
Represents the aggregate grant date fair value of restricted stock units granted under the Company’s 2017 Stock Incentive Plan, calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification

Topic 718, Stock Compensation, or ASC 718. The fair value reported equals the number of restricted stock units granted to each independent director multiplied by the Company’s closing stock price of $9.44 per share on the date of grant.

As of December 31, 2019, each of our independent directors held 10,730 unvested restricted stock units.

2020 Annual Retainer Changes

Each of our independent directors voluntarily agreed to reduce their annual cash retainers by 50% during the events surrounding the COVID-19 pandemic in response to the uncertainty caused by the pandemic. The primary purpose for the fee reduction is to limit the impact of the COVID-19 pandemic on our operations.

Controlled Company Exemption
Lone Star controls more than 50% of the voting power of our common stock in the election of directors. Accordingly, we are and intend to continue availing ourselves of the controlled company exception available under the NYSE rules, which eliminates certain requirements, such as the requirements that a company have a majority of independent directors on its board of directors, that compensation of executive officers be determined, or recommended to the board of directors for determination, by a majority of the independent directors or a compensation committee composed solely of independent directors, and that director nominees be selected, or recommended for the board of directors’ selection, by a majority of the independent directors or a nominations committee composed solely of independent directors. In the event that we cease to be a controlled company, we will be required to comply with these provisions within the transition periods specified in the applicable rules. These exemptions do not modify the independence requirements for our Audit Committee, and we comply with the applicable requirements of the SEC and the NYSE with respect to our Audit Committee.

Director Independence
Our Board has affirmatively determined that each of Messrs. Espe, Khan and Underhill is independent under the NYSE rules. The NYSE’s definition of independence includes a series of objective tests, such as that the director is not an employee of the Company and has not engaged in various types of business dealings involving the Company, which would prevent a director from being independent.

Board Leadership Structure
Our Principles of Corporate Governance provide that our Board shall periodically evaluate and make a determination regarding whether or not to separate the roles of Chairman and Chief Executive Officer based upon the circumstances. Currently, the roles are separate and our Board is led by a non-executive Chairman, Mr. Meyer. Our Board has determined that having a non-executive Chairman provides significant advantages to our Board, as it allows Mr. Mendoza to focus on the Company’s day-to-day operations, while allowing the Chairman to lead our Board in its role of providing oversight and advice to management. The Principles of Corporate Governance, however, provide us with the flexibility to combine these roles in the future, permitting the roles of Chief Executive Officer and Chairman to be filled by the same individual. This provides our Board with flexibility to determine whether the two roles should be combined in the future based on our Company’s needs and our Board’s assessment of our leadership structure from time to time.
In addition, pursuant to the Company’s Principles of Corporate Governance, the independent directors may appoint an independent director to serve as the lead independent director for a period of time as determined by the independent directors as a group. The lead independent director’s responsibilities would include such responsibilities delegated thereto by our Board, such as presiding at meetings of our Board at which the Chairman is not present, including executive sessions of the independent directors; approving information sent to our Board; approving the agenda and schedule for Board meetings to provide that there is sufficient time for discussion of all agenda items; serving as liaison between the Chairman and the independent directors; and being available for consultation and communication with major stockholders upon request. Any lead independent director would also have the authority to call executive sessions of the independent directors. The Company does not currently have a lead independent director primarily due to the separation of the role of Chief Executive Officer and Chairman.

The Board’s Role in Risk Oversight
Our Board oversees a company-wide approach to risk management, designed to enhance stockholder value, support the achievement of strategic objectives and improve long-term organizational performance. Our Board determines the appropriate level of risk for the Company generally, assesses the specific risks faced by the Company and reviews the steps taken by management to manage those risks. Our Board’s involvement in setting the Company’s business strategy facilitates these assessments and reviews, culminating in the development of a strategy that reflects both our Board’s and management’s consensus as to appropriate levels of risk and the appropriate measures to manage those risks. Pursuant to this structure, risk is assessed throughout the enterprise, focusing on risks arising out of various aspects of the Company’s strategy and the implementation of that strategy, including financial, legal/compliance, operational/strategic, health and safety, cybersecurity and information technology, and compensation risks. Our Board also considers risk when evaluating proposed transactions and other matters presented to our Board, including acquisitions and financial matters.
While our Board maintains the ultimate oversight responsibility for the risk management process, its committees oversee risk in certain specified areas. In particular, our Audit Committee reviews and discusses the Company’s practices with respect to risk assessment and risk management, including cybersecurity and data security risks. Our Audit Committee reviews cybersecurity and data security risks and mitigation strategies with our Chief Information Officer quarterly. Our Audit Committee also focuses on financial risk, including internal controls, and discusses the Company’s risk profile with the Company’s independent registered public accounting firm. In addition, our Audit Committee oversees the Company’s compliance program with respect to legal and regulatory requirements, including the Company’s codes of conduct and policies and procedures for monitoring compliance. Our Compensation Committee periodically reviews compensation practices and policies to determine whether they encourage excessive risk taking, including an annual review of management’s assessment of the risk associated with the Company’s compensation programs covering its employees, including executives, and discusses the concept of risk as it relates to the Company’s compensation programs. Finally, our Nominating and Corporate Governance Committee manages risks associated with the independence of directors and Board nominees. Management regularly reports on applicable risks to the relevant committee or our Board, as appropriate, including reports on significant Company projects, with additional review or reporting on risks being conducted as needed or as requested by our Board and its committees.

Committees of the Board
Our Board has established four standing committees: the Audit Committee, the Compensation Committee, the Nominating and Corporate Governance Committee and the Capital and Growth Committee. Each of our Committees is governed by a charter adopted by our Board.
Audit Committee —The primary responsibilities of our Audit Committee are to oversee the accounting and financial reporting processes of our Company as well as our subsidiary companies and to oversee the internal and external audit processes. Our Audit Committee also assists our Board in fulfilling its oversight responsibilities by reviewing the financial information provided to stockholders and others and the system of internal controls established by management and our Board. Our Audit Committee oversees the independent auditors, including their independence and objectivity. However, committee members do not act as professional accountants or auditors, and their functions are not intended to duplicate or substitute for the activities of management and the independent auditors.
Our Audit Committee is currently composed of three members, Messrs. Espe, Khan and Underhill, with Mr. Underhill serving as chair. Our Board has determined that each of Messrs. Espe, Khan and Underhill is independent, as defined under and required by the federal securities laws and NYSE rules. Our Board has determined that each of Messrs. Khan and Underhill qualifies as an audit committee financial expert under the federal securities laws and that each member of our Audit Committee has the financial sophistication required under NYSE rules. During the fiscal year ended December 31, 2019, our Audit Committee met four times.
Compensation Committee —The primary responsibility of our Compensation Committee is to assist our Board in discharging its responsibilities relating to compensation of the Company’s executive officers and independent directors. This includes reviewing and approving corporate goals and objectives relevant to the compensation of our executive officers and setting compensation for these officers based on those evaluations. Our Compensation Committee also administers and has discretionary authority over the issuance of equity awards under our 2017 Stock Incentive Plan.
Our Compensation Committee may delegate its duties to subcommittees, or, with respect to awards made under our 2017 Stock Incentive Plan, to certain of our executive officers. Even where our Compensation Committee does not delegate authority, our Chief Executive Officer will typically make recommendations to our Compensation Committee regarding compensation to be paid to our executive officers and key employees and the size of equity grants under our equity incentive plan.

Our Compensation Committee is composed of three members, Messrs. Espe, Lewis and Meyer, with Mr. Meyer serving as chair. Our Board has determined that Mr. Espe is independent, as defined under NYSE rules. For so long as we are a controlled company, we are not required to have a compensation committee composed entirely of independent directors under NYSE rules. During the fiscal year ended December 31, 2019, our Compensation Committee met five times.
Our Compensation Committee has the authority to engage and terminate or replace any independent compensation consultant at any time. For fiscal year 2019, our Compensation Committee engaged WTW as its outside independent compensation consultant to assist in determining the components and amounts of executive compensation. Pursuant to the engagement, WTW advises our Compensation Committee on such compensation matters as are requested by our Compensation Committee, including providing insights regarding compensation objectives and strategies, peer groups and competitive compensation practices. WTW regularly attends committee meetings and attends executive sessions as requested by our Compensation Committee's chair. Our Compensation Committee considers WTW’s advice on such matters in addition to any other information or factors it considers relevant in making its compensation determinations. Our Compensation Committee has considered the factors set forth under the applicable federal securities laws and NYSE listing standards and has determined that WTW’s work for our Compensation Committee has not raised any conflicts of interest.
Nominating and Corporate Governance Committee—The primary responsibilities of our Nominating and Corporate Governance Committee are to identify individuals qualified to become Board members (consistent with criteria approved by our Board), recommend director candidates to our Board for election at our annual meeting, develop and recommend to our Board a set of corporate governance principles, and perform a leadership role in shaping the Company’s corporate governance. Our Nominating and Corporate Governance Committee is composed of three members, Messrs. Colorado and Hagin and Ms. Harrell, with Mr. Colorado serving as chair. For so long as we are a controlled company, we are not required to have a nominating and corporate governance committee composed entirely of independent directors under NYSE rules. During the fiscal year ended December 31, 2019, our Nominating and Corporate Governance Committee met twice.
The qualifications that our Nominating and Corporate Governance Committee and Board consider in identifying qualified candidates to serve as directors include age, skills, such as financial background and abilities, education, professional and academic affiliations, industries served, length of service, positions held, and geographies served. While our Nominating and Corporate Governance Committee does not have a formal policy with respect to diversity, it also considers diversity of viewpoints, backgrounds, experience and other demographics in evaluating director candidates. Our Nominating and Corporate Governance Committee may also consult with outside advisors or retain search firms to assist in the search for qualified candidates. Once potential candidates are identified, including those candidates nominated by stockholders, our Nominating and Corporate Governance Committee reviews the backgrounds of those candidates. Final candidates are then chosen and interviewed by other Board or management representatives. Based on the interviews, our Nominating and Corporate Governance Committee then makes its recommendation to our Board. If our Board approves the recommendation, the candidate is nominated for election.
Capital and Growth Committee—Our Capital and Growth Committee’s primary purpose is to advise management during the early stages of merger, acquisition and divestiture activity. Our Capital and Growth Committee has authority to approve management actions with regard to any potential merger, acquisition or divestiture transaction that involves less than $10 million of consideration. Any merger, acquisition or divestiture transaction involving consideration of $10 million or more is reviewed by a quorum of our Board and is subject to its approval, in addition to any input from our Capital and Growth Committee, prior to completion. Our Capital and Growth Committee is composed of three members, Messrs. Lewis, Meyer and Underhill, with Mr. Meyer serving as chair.
Committee Charters —Our Board has adopted formal charters for each of its standing committees. These charters establish the missions of the respective committees as well as committee membership guidelines. They also define the purpose, duties, and responsibilities of each committee in relation to the committee’s role in supporting our Board and assisting our Board in discharging its duties in supervising and governing the Company. The Audit, Compensation and Nominating and Corporate Governance Committee charters are available on the Company’s website at www.fbmsales.com by following the links to “Investors” and “Corporate Governance” or upon written request to the Company, as set forth under “Corporate Governance—Availability of Documents” below.

Contacting the Board
You can contact our Board to provide comments, to report concerns, or to ask a question, by email at board@fbmsales.com or by writing to: Foundation Building Materials, Inc., 2520 Red Hill Avenue, Santa Ana, California 92705, Attention: Corporate Secretary. You may submit your concern anonymously or confidentially by postal mail. You may also indicate whether you are a stockholder, customer, supplier or other interested party.

Our Corporate Secretary reviews all communications directed to our Board and distributes appropriate communications to our Board, or to any individual directors, depending on the facts and circumstances outlined in the communication. In that regard, our Board has requested that certain items which are unrelated to the duties and responsibilities of our Board should be excluded such as product complaints, product inquiries, new product suggestions, resumes and other forms of job inquiries, surveys and business solicitations or advertisements. In addition, material that is unduly hostile, threatening, illegal or similarly unsuitable will be excluded, with the provision that any communication that is filtered out must be made available to any non-management director upon request.

CORPORATE GOVERNANCE
Corporate Governance Guidelines
The Company monitors developments in the area of corporate governance and reviews its processes and procedures in light of such developments. The Company believes that it has procedures and practices in place which are designed to enhance and protect the interests of its stockholders.
Our Board has approved our Principles of Corporate Governance for the Company. Our Principles of Corporate Governance address, among other things:

•	The role of our Board;

•	The composition of our Board, including size and membership criteria;

•	Board leadership;

•	Service on other boards and audit committees;

•	Functioning of our Board, including regularly held meetings and executive sessions of independent directors;

•	Structure and functioning of the committees of our Board;

•	Director access to management, employees and advisors;

•	Director compensation; and

•	Board and committee performance evaluations.
Codes of Ethics
Our Board has adopted an Employee Code of Conduct that establishes the standards of ethical conduct applicable to all officers and employees of our Company, including our principal executive, financial and accounting officers and controller. The code addresses, among other things, conflicts of interest, compliance with disclosure controls and procedures and internal control over financial reporting, corporate opportunities and confidentiality requirements. Our Audit Committee is responsible for applying and interpreting our Employee Code of Conduct in situations where questions are presented to it. Any amendment to or any waiver from the requirements of the code applicable to our principal executive, financial or accounting officer, or controller that are required to be disclosed pursuant to SEC rules will be disclosed on our website at www.fbmsales.com. Our Board has also adopted a Code of Business Conduct and Ethics applicable to members of our Board which addresses, among other things, director responsibilities, conflicts of interest and compliance with laws. Copies of the codes are available on our website www.fbmsales.com by following links to "Investors" and "Corporate Governance."
Availability of Documents
The full text of the Principles of Corporate Governance, the Employee Code of Conduct, the Code of Business Conduct and Ethics and the Charters of our Audit Committee, our Compensation Committee and our Nominating and Corporate Governance Committee are accessible by following the links to "Investors", "Corporate Governance", "Governance" and "Governance Documents" on the Company’s website at www.fbmsales.com. The Company will furnish without charge a copy of the foregoing to any person making such a request in writing and stating that he or she is a beneficial owner of common stock of the Company. Requests should be addressed to: Foundation Building Materials, Inc., 2520 Red Hill Avenue, Santa Ana, CA 92705, Attention: Corporate Secretary.

AUDIT COMMITTEE MATTERS
Report of the Audit Committee
Our Audit Committee assists our Board in its general oversight of the Company's financial reporting processes. Our Audit Committee Charter describes in greater detail the full responsibilities of the Committee. During each fiscal year, our Audit Committee reviews the Company's consolidated financial statements, internal control over financial reporting, audit matters and reports from management. In connection with these reviews, our Audit Committee meets with management and the independent public accountants (Deloitte & Touche LLP) at least once each quarter. Our Audit Committee schedules its meetings with a view to ensuring that it devotes appropriate attention to all of its tasks. These meetings include, whenever appropriate, executive sessions in which our Audit Committee meets separately with the independent public accountants, internal auditors, management personnel and legal counsel.
As part of its review of audit matters, our Audit Committee supervises the relationship between the Company and its independent public accountants, including: having direct responsibility for their appointment, compensation and retention; reviewing the nature and type of their services; approving their audit and non-audit services; reviewing the plan for and results of the annual audit and quarterly reviews of the Company's consolidated financial statements; and confirming their independence. Our Audit Committee has evaluated Deloitte & Touche LLP's qualifications, performance and independence, including that of the lead audit partner. Our Audit Committee and senior financial management determine the selection of the lead audit partner, working with Deloitte & Touche LLP.
In addition, our Audit Committee reviews key initiatives and programs aimed at maintaining the effectiveness of the Company's internal control over financial reporting. Together with senior members of the Company's management team, our Audit Committee reviews the plans of the internal auditors, the results of internal audit examinations and evaluations by management and the Company's independent public accountants of the Company's internal control over financial reporting and the quality of the Company's financial reporting. As part of this process, our Audit Committee monitors the scope and adequacy of the Company's internal auditing program, including reviewing internal audit department staffing levels and steps taken to maintain the effectiveness of internal procedures and controls.
In performing all of these functions, our Audit Committee acts in an oversight capacity. Our Audit Committee reviews and discusses the quarterly and annual audited consolidated financial statements with management, the internal auditors and the independent public accountants prior to their issuance. In its oversight role, our Audit Committee relies on the work and assurances of the Company's management, which is responsible for establishing and maintaining adequate internal control over financial reporting, preparing the consolidated financial statements and other reports and maintaining policies relating to legal and regulatory compliance, ethics and conflicts of interest. Deloitte & Touche LLP is responsible for performing an independent audit of the annual consolidated financial statements and expressing an opinion on the conformity of those consolidated financial statements with accounting principles generally accepted in the United States of America, as well as expressing an opinion on the effectiveness of the Company's internal control over financial reporting.
Our Audit Committee has reviewed with the independent public accountants the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board, or PCAOB, and the SEC, including a discussion with management and the independent public accountants about the quality (and not merely the acceptability) of the Company's accounting principles, the reasonableness of significant estimates, judgments and the transparency of disclosures in the Company's consolidated financial statements. In addition, our Audit Committee reviewed and discussed with Deloitte & Touche LLP matters related to its independence, including a review of audit and non-audit fees and the written disclosures and the letter from Deloitte & Touche LLP to the Committee required by applicable requirements of the PCAOB regarding the independent public accountant's communication with our Audit Committee concerning independence. Our Audit Committee concluded that Deloitte & Touche LLP is independent from the Company and its management.
Based on the review and discussions referred to above, our Audit Committee recommended to our Board and the Board approved the inclusion of the audited financial statements in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019 for filing with the SEC.
AUDIT COMMITTEE
James F. Underhill, Chair
Matthew J. Espe
Fareed A. Khan

Audit and Non-Audit Fees
The following table presents fees for professional services rendered by Deloitte for the years ended December 31, 2019 and 2018:

Description	Year Ended December 31, 2019	Year Ended December 31, 2018
Audit fees	$1,667,205	$1,811,270
Audit-related fees	74,725	—
Tax fees	559,550	567,662
Total	$2,301,480	$2,378,932
Audit Fees
Fees for audit services include aggregate fees billed for professional services rendered for the annual audits of the Company’s financial statements included in the Company’s Annual Report on Form 10-K for the years ended December 31, 2019 and 2018, including the audit of internal controls required by Section 404 of the Sarbanes-Oxley Act of 2002, and the review of financial statements included in the Company’s Quarterly Reports on Form 10-Q and other SEC filings.
Audit-Related Fees
This category includes fees for services that are reasonably related to the performance of the audit or review of financial statements but are not included in “Audit Fees,” including assistance in responding to SEC comment letters on filings including or incorporating by reference financial statements of the Company. Audit-related fees for the year ended December 31, 2019 primarily related to the work performed by Deloitte & Touche LLP in connection with our secondary offering.
Tax Fees
This category consists of fees for tax advice, planning and compliance principally in connection with the preparation of the Company's tax returns.
Pre-Approval Procedures
Our Board has adopted a written policy for the pre-approval of certain audit and non-audit services which the Company’s independent registered public accounting firm provides. The policy balances the need to ensure the independence of the Company’s independent registered public accounting firm while recognizing that in certain situations the Company’s independent registered public accounting firm may possess both the technical expertise and knowledge of the Company to best advise the Company on issues and matters in addition to accounting and auditing. In general, the Company’s independent registered public accounting firm cannot be engaged to provide any audit or non-audit services unless the engagement is pre-approved by our Audit Committee in compliance with the Sarbanes-Oxley Act of 2002. Certain basic services may also be pre-approved by the Chairman of our Audit Committee under the policy. However, any service that is not specifically pre-approved under the policy must be specifically pre-approved by our Audit Committee if it is to be provided by the independent registered public accounting firm. All of the fees identified in the table above were approved in accordance with SEC requirements and pursuant to the policies and procedures described above.

EXECUTIVE OFFICERS
The following table sets forth certain information regarding our executive officers as of the date hereof:

Name	Age	Position
Ruben Mendoza	56	President and Chief Executive Officer; Director
John Gorey	61	Chief Financial Officer
Pete Welly	62	Chief Operating Officer
Kirby Thompson	61	Senior Vice President of Sales & Marketing
Barbara J. Bitzer	53	Chief Accounting Officer and Senior Controller
Jim Carpenter	63	Vice President of Business Development
Richard J. Tilley	44	Vice President, Secretary and General Counsel
Ruben Mendoza - For a brief biography of Mr. Mendoza, please see “The Board of Directors and Its Committees.”
John Gorey - Mr. Gorey is our Chief Financial Officer and has over 30 years of industry experience. Prior to starting the Company in 2011 with Mr. Mendoza, Mr. Gorey served as the Chief Financial Officer of AMS. Mr. Gorey originally joined AMS in 1986 and assumed the Chief Financial Officer role in 2001 after several years as AMS’ Controller. Prior to AMS, Mr. Gorey worked for Barry McKinley and Associates, an accounting firm. He graduated from the University of Southern California with a Bachelor of Science in Accounting.
Pete Welly - Mr. Welly is our Chief Operating Officer and has over 40 years of industry experience. Prior to joining the Company as Chief Operating Officer in 2013, Mr. Welly served as Vice President of U.S. Operations for Winroc-SPI from 2001 to 2013. Prior to Winroc-SPI, Mr. Welly served in executive sales and marketing roles at AMS beginning in 1987. He has served on numerous Armstrong, Chicago Metallic and Sto advisory councils. Mr. Welly has also served on numerous industry association boards. He graduated from Miami University of Ohio with a Bachelor of Arts in Marketing Communications. He has also attended the Executive Management Program at the Kellogg School at Northwestern.
Kirby Thompson - Mr. Thompson is our Senior Vice President of Sales & Marketing. Prior to joining the Company as Senior Vice President of Sales & Marketing in 2013, Mr. Thompson was Vice President of Sales for Home Acres Building Supply Co., LLC, a company we acquired, which was a distributor of wallboard, suspended ceiling systems and other related building products, from 2002 until 2013. Mr. Thompson was previously President of Michigan Acoustical Supply House from 1984 until 1993, which was a suspended ceiling systems and wallboard distributor. He graduated from Wittenberg University and received a Bachelor of Arts in Business Administration.
Barbara J. Bitzer – Ms. Bitzer is our Chief Accounting Officer and Senior Controller, a position she has held since 2017. Before joining the Company in 2017, Ms. Bitzer served as Vice President and Controller of Calumet Specialty Products Partners, L.P., or Calumet, a publicly traded manufacturer of oils, solvents and waxes, since December 2015. Prior to Calumet, Ms. Bitzer served as Vice President, Global Controller and Chief Accounting Officer of Remy International, Inc., a manufacturer and remanufacturer in the automotive, heavy duty and transportation industry, from December 2010 to November 2015. Previously, Ms. Bitzer was owner and Principal of Simons Bitzer & Associates, PC and a Senior Auditor at Arthur Andersen LLP. Ms. Bitzer attended the University of Evansville where she received a Bachelor of Science in Accounting. Ms. Bitzer is also a licensed CPA in the State of Indiana.
Jim Carpenter - Mr. Carpenter is our Vice President of Business Development, a position he has held since 2015. Prior to that, Mr. Carpenter was a Regional Vice President from 2013 to 2015. Prior to joining the Company in 2013, Mr. Carpenter was President of Southwest Building Materials LLC, a position he held from 2005 to 2013. Southwest Building Materials LLC, a company we acquired, was a distributor of wallboard, metal framing, suspended ceiling systems and other related building products. From 2000 until 2005, Mr. Carpenter was a Manager of Center Operations for L&W Supply Corporation, which had purchased Mr. Carpenter’s previous wallboard distribution business. Mr. Carpenter attended the University of Nebraska at Omaha and received a Bachelor of Science in Business Administration with an emphasis in Marketing.

Richard J. Tilley - Mr. Tilley is our Vice President, Secretary and General Counsel, a position he has held since 2016. Prior to joining the Company in 2016, Mr. Tilley was the Vice President of Legal Affairs for Mophie, a technology company, where he led the sale of Mophie to ZAGG, Inc. From 2009 until 2015, when he joined Mophie, Mr. Tilley was Assistant General Counsel for Multi-Fineline Electronix, Inc., a flexible printed circuit board manufacturer with operations in the United States, Asia and Europe. Mr. Tilley graduated from the Dale E. Fowler School of Law at Chapman University and received a Bachelor of Arts in History from California State University, Long Beach.

EXECUTIVE COMPENSATION

This narrative discussion of the compensation policies and arrangements that apply to our named executive officers is intended to assist your understanding of, and to be read in conjunction with, the Summary Compensation Table and related disclosures set forth below. For purposes of this Proxy Statement, we are a smaller reporting company, and therefore, we have elected to comply with the limited executive compensation disclosure rules applicable to a smaller reporting company as set forth in applicable SEC rules and regulations.

Named Executive Officers

Our named executive officers, or NEOs, include (1) our principal executive officer and (2) our two other most highly compensated executive officers who were serving as executive officers as of fiscal year end. For 2019, we had no additional individuals who would have been among our two other most highly compensated executive officers but who were not serving as executive officers as of fiscal year end. Thus, for 2019 our named executive officers were:

•	Ruben Mendoza, President and Chief Executive Officer

•	John Gorey, Chief Financial Officer

•	Pete Welly, Chief Operating Officer
Corporate Governance Highlights
Our compensation program incorporates the following best practices that are designed to drive performance and serve our stockholders' interests:

What We Do	What We Don't Do
✓ Align pay to performance by ensuring a significant portion of executive compensation is tied to performance and not guaranteed
× No severance multiple in excess of two times base salary and target bonus

× No excise tax gross ups

× No repricing or cash buyout of underwater stock options without stockholder approval

× No defined benefit pension plans or enhanced retirement formulas

× No single-trigger change-in-control arrangements

✓ Enforce a robust insider trading policy, including prohibiting derivative or other hedging transactions with our shares
✓ Include a clawback provision for incentive awards granted under our annual incentive plan
✓ Provide minimal executive perquisites and executive benefits generally aligned to those available to all of our full-time salaried employees
✓ Separate the roles of Chairman and Chief Executive Officer
✓ Engage an independent compensation consultant
✓ Maintain stock ownership guidelines that apply to our executive team
✓ Align executive interests with those of stockholders by granting a significant portion of total compensation in the form of equity incentives
✓ Maintain a Compensation Committee with an independent Board member
✓ Regularly benchmark executive compensation against peer group data

Elements of 2019 Compensation

Element	Description	Objective
Base salary	Fixed level of annual cash compensation, reviewed annually.	Provides a competitive level of base pay designed to attract and retain qualified executives.

Annual short-term incentive compensation
Annual cash performance bonus payable upon attainment of short-term Company operational and financial performance objectives. The total target level of annual incentive compensation is set as a percentage of each individual’s base salary. Awards are then earned based on the achievement of such objectives. Payment of annual incentive compensation can range from 0% to 200% of the targeted amount. Our annual incentive program includes a clawback provision.

Motivates executives to drive Company operational and financial performance that we believe is correlated to the creation of long-term value, and rewards executives for achievement against these performance metrics.

Long-term return-driven incentive compensation
Multi-year, cash-based long-term incentive plan established prior to the Company’s IPO, which entitles participants to potential cash payouts upon designated liquidity events in which Lone Star realizes a specified internal rate of return on its investment.
Motivates and rewards executives for increasing Company value and serves to align executive compensation with our equity holders’ realized returns.

Long-term equity incentives	Our NEOs are awarded stock options and restricted stock units, each of which vest ratably over a four-year period, subject to providing continuous service to the Company.
Directly aligns our executives’ interests with those of our stockholders, motivates executives to increase overall stockholder value, develops an ownership culture in the Company, and serves to retain our executives.

Benefits and perquisites
Participation in broad-based employee plans offered to all full-time salaried employees generally, including a 401(k) plan matching contribution of 50% of the employee’s 401(k) deferrals up to 2.5% of compensation. Car allowances or company cars for certain executives. Reimbursement for club dues for certain executives.
Provides competitive benefits and limited perquisites to attract and retain executives. Certain benefits offered to our executives are similarly offered to all full-time salaried employees.
Consideration of Say-on-Pay Vote
In setting our executive compensation program for 2019, including the individual elements of compensation, our Compensation Committee considered the results of our annual advisory “say-on-pay” vote and stockholder feedback. At our annual meeting in 2019, our “say-on-pay” proposal received overwhelming support from our stockholders (approximately 98% of votes cast). In consideration of the outcome of this vote, our Compensation Committee approved an executive compensation program structure for fiscal year 2019 that was similar to the compensation program structure for fiscal year 2018.

Discussion of 2019 Executive Compensation Program

Base Salary
Base salaries provide our executive officers with a degree of financial certainty and stability. For fiscal year 2019, our Board determined competitive base salary levels for each executive officer using market data and input provided by WTW and the Chief Executive Officer (for all NEOs other than himself) and with consideration given to each executive’s role, responsibility, performance and length of service.
For fiscal year 2019, the following base salaries were in effect for our NEOs:

Ruben Mendoza	President and Chief Executive Officer	$750,000
John Gorey	Chief Financial Officer	$420,000
Pete Welly	Chief Operating Officer	$420,000
All salaries are subject to review on an annual basis by our Compensation Committee and may be subject to future change. The annual base salary levels of our NEOs for fiscal year 2019 were the same as their respective annual base salary levels for fiscal year 2018.
During 2020, each of our NEOs, as well as certain other senior management personnel, voluntarily agreed to reduce their base salaries during the events surrounding the COVID-19 pandemic. See the section entitled “2020 Base Salary Changes” for additional information.

Annual Incentive Plan (AIP)
In fiscal year 2019, the Company maintained an annual incentive plan, or 2019 AIP, in which each of our NEOs participated. For 2019, each NEO’s target and maximum annual bonus payouts under this plan were as follows:

Name	Target Incentive (as a percentage of annual base salary)	Maximum Incentive (as a percentage of annual base salary)
Ruben Mendoza	100%	200%
John Gorey	70%	140%
Pete Welly	70%	140%
These target and maximum percentages remained unchanged from fiscal year 2018 to fiscal year 2019.
Each of our NEOs was eligible to earn a cash incentive payment under the 2019 AIP based upon the achievement of pre-established strategic goals, which were established by our Board and correlate to our strategic operating plan. The strategic goals, and the relative weighting of each, were as follows:

Name	Organic Adjusted EBITDA	Acquired Adjusted EBITDA	Organic ROA	Safety ORIR	Complementary Products Growth	Organic Gross Margin
Ruben Mendoza	50%	20%	10%	10%	—%	10%
John Gorey	50%	10%	15%	10%	—%	15%
Pete Welly	50%	—%	15%	15%	10%	10%
•Organic Adjusted EBITDA was selected as a Company financial metric because we believe that many investors and other market participants currently use organic growth to review the Company’s results and prospects for growth.
•Acquired Adjusted EBITDA was selected because a main driver of the Company’s growth continues to be acquisitions of building products distributors that expand the Company’s geographic presence and product offerings.

•Organic Return on Assets (Organic ROA) was selected because the Company believes Organic ROA has a meaningful impact on long-term increases in stockholder value and is a valuable barometer of our performance.
•Safety OSHA Recordable Incident Rate (ORIR) was selected because conducting safe operations is a key commitment of the Company as it reduces workers compensation claims, reduces insurance premiums, drives profitability, and demonstrates our strong commitment to valuing our employees' safety.
•Complementary Products Growth was selected because growth in sales of complementary products is a key driver of profitability growth for the Company.
•Organic Gross Margin was selected because it reflects how well we implement our pricing strategies across our product lines.
The Company’s financial and strategic goals, with threshold, target, maximum and performance levels, and the resulting 2019 funding levels under the 2019 AIP were as follows. No funding was made with respect to a particular goal if the threshold amount was not met. One hundred percent (100%) of the funding was paid if the target amount was achieved. Up to two hundred percent (200%) of the funding was earned if the maximum amount was reached.

Financial and Strategic Goals	Threshold	Target	Maximum	2019 Funding as a % of Target
Organic Adjusted EBITDA (in millions)	$159.7	$169.9	$186.9	127%
Acquired Adjusted EBITDA (in millions)	$6.4	$8.0	$12.0	59%
Organic ROA (percent)	34.21%	35.69%	37.19%	194%
Safety (OSHA Recordable Incident Rate)	8.4	8.0	7.6	200%
Complementary Products Growth (percent)	5.6%	7.0%	8.4%	—%
Organic Gross Margin (percent)	29.05%	29.34%	29.63%	200%
Additional information regarding the Company's achievement with respect to each financial and strategic goal is set forth below:
•Organic Adjusted EBITDA was calculated as net income adjusted to eliminate the effects of net interest expense, income tax benefit, depreciation and amortization, public company readiness and secondary offering expenses, stock-based compensation expenses, loss on the disposal of property and equipment, transaction costs, decrease in our tax receivable agreement liability, foreign exchange gain and other related impacts, board fees, and acquired adjusted EBITDA. Our Board reviewed the results related to the Company's Organic Adjusted EBITDA of $174.5 million for fiscal year 2019 and determined that the results exceeded the target of $169.9 million set under the 2019 AIP.
•To determine whether the Acquired Adjusted EBITDA strategic goal was met, the trailing twelve months of EBITDA prior to closing for each acquisition in fiscal year 2019 was adjusted to eliminate the effects, if any, of one-time litigation costs, ownership expenses, excess salaries, above-market lease payments, synergies and one-time bonus payments, and the results were aggregated. Our Board determined that the Acquired Adjusted EBITDA threshold of $6.4 million under the 2019 AIP was exceeded.
•Organic ROA is defined as organic EBITDA divided by invested capital. Organic EBITDA was calculated as net income adjusted to eliminate the effects of net interest expense, income tax benefit, depreciation and amortization, and excludes EBITDA specific to 2019 acquisitions and greenfield branches. Invested capital was calculated as the sum of reported accounts receivable, net; inventory, net; property, plant and equipment, net; and was offset by accounts payable. Our Board reviewed the results related to the Company’s Organic ROA and determined that the target of 35.69% under the 2019 AIP was exceeded.
•Our Board determined the Company achieved the maximum Safety OSHA Recordable Incident Rate of 7.6 under the 2019 AIP.

•Our Complementary Products Growth percentage was calculated as the year-over-year sales growth in the Company's complementary products, which excluded wallboard, suspended ceiling systems, and metal framings, but included wallboard accessories, EIFS, stucco, lath and plaster. Our Board determined that the threshold Complementary Products Growth rate of 5.6% had not been achieved in 2019.
•Finally, Organic Gross Margin was calculated as the company's reported gross margin adjusted to exclude gross margin associated with 2019 acquisitions. Our Board determined that the Organic Gross Margin results exceeded the maximum 29.63% level.
Based on our Board's assessment of the level of achievement as compared to the financial and strategic goals, our Board determined the final payouts under the 2019 AIP were as follows for each NEO:

Name	Actual AIP Payout (as a percentage of target)	Actual AIP Payout (in dollars)
Ruben Mendoza	134.7%	$1,010,385
John Gorey	103.9%	$436,581
Pete Welly	99.8%	$419,118

Long-Term Return-Driven Incentive Compensation
Following the acquisition of the Company by Lone Star, the LTIP was implemented. Under the LTIP, participants were granted pool units entitling them, subject to the terms of the LTIP, to a potential cash payout upon certain monetization events, which are events resulting in an internal rate of return of at least 15%. The Company maintains and is responsible for the LTIP. Each of our NEOs and certain members of our Board participate in the LTIP. Mr. Mendoza was previously awarded 155,000 pool units under the LTIP and Messrs. Gorey and Welly were each previously awarded 60,000 pool units under the LTIP.
As of December 31, 2019, the other members of management and independent directors held an aggregate of 565,000 pool units under the LTIP. The total number of pool units authorized under the LTIP is 1,000,000. As of December 31, 2019, 860,000 pool units (out of the 1,000,000 maximum) were issued and outstanding under the LTIP.
A total of 30% of the pool units granted to each NEO vest ratably over each of the first three anniversaries of the LTIP award agreement, with the remaining 70% of the pool units remaining unvested until the award expires. In general, unvested pool units will be forfeited upon any termination of employment (provided that if the termination is without Cause or for Good Reason (in each case, as defined in the LTIP) or due to death or disability, the pool units will remain outstanding for six months from the date of the event). In addition, in general, vested pool units will automatically be forfeited on the latter of the fifth anniversary of the grant date or the date the participant terminates continuous employment. The value of a participant’s pool units is determined as of the closing date of each monetization event relative to that participant’s interest in the incentive pool, calculated as the number of outstanding pool units (whether or not vested) then held by the individual participant, divided by 1,000,000 (the total number of pool units authorized under the LTIP). The amount of proceeds received by Lone Star in connection with a monetization event that is to be credited to the incentive pool under the LTIP in connection with such monetization event will be based upon the cumulative internal rate of return realized upon a monetization event by Lone Star. In addition, the incentive pool will not be credited with any amounts and no payouts will be made unless such internal rate of return is at least 15%. Payments under the LTIP, if any, will be made in cash within sixty days after the closing of each applicable monetization event. As of December 31, 2019, no monetization event had occurred. The amount that will be credited to the incentive pool upon each monetization event is summarized in the table and footnotes below:

Cumulative IRR (1)	Amount to Credit to Incentive Pool
14.99% or less	—
15% up to 20.0%	9.5% of marginal Proceeds that result in Cumulative IRR in excess of 15%
20.1% up to 25.0%	12.0% of marginal Proceeds that result in Cumulative IRR in excess of 20.1%
25.1% up to 35.0%	14.0% of marginal Proceeds that result in Cumulative IRR in excess of 25.1%
35.1% up to 50%	17.0% of marginal Proceeds that result in Cumulative IRR in excess of 35.1%
50.1% up to 100.0%	19.0% of marginal Proceeds that result in Cumulative IRR in excess of 50.1%
Over 100%	9.5% of marginal Proceeds that result in Cumulative IRR in excess of 100%

(1)
Cumulative IRR means the aggregate cumulative after tax internal rate of return, compounded annually, that is realized by Lone Star from its direct or indirect investment in the Company from the effective date through the date of the applicable monetization event, as reported by Lone Star.

Generally, for purposes of the LTIP, a monetization event occurs if and when:
•Lone Star sells, transfers or otherwise disposes of all or a portion of their direct and indirect ownership interests in the Company or a respective successor entity (whether through a direct sale, merger, consolidation, reorganization, or other similar transaction) to an unrelated third party for cash;
•a firm commitment underwritten public offering of the equity interests of the Company or a respective successor entity that is registered under the Securities Act of 1933 in which Lone Star sells all or a portion of their direct and indirect ownership interests in the Company or a respective successor entity, as applicable, in such public offering; or
•the direct or indirect payment by the Company of any cash distributions to Lone Star (including in connection with a sale of the assets of the Company or a respective successor entity).
Long-Term Equity Incentives
In connection with our IPO, we adopted the 2017 Stock Incentive Plan. On February 19, 2019, our Board approved the following grants of stock options and restricted stock units to our NEOs under the 2017 Stock Incentive Plan.

Name	Stock Options	Restricted Stock Units
Ruben Mendoza	268,240	107,300
John Gorey	73,770	29,510
Pete Welly	100,590	40,240
Each stock option has an exercise price of $9.44, which is equal to the closing price of our common stock on the grant date, and vests in four equal annual installments on each of March 12, 2020, 2021, 2022 and 2023. Similarly, each restricted stock unit, or RSU, vests in four equal annual installments on each of March 12, 2020, 2021, 2022 and 2023.
In determining the size and value of the awards, our Compensation Committee took into consideration competitive-market long-term incentive data, total pay positioning after the awards were made, and the potential contributions of each NEO to the future success of the Company. Generally, the NEO's target grant value was split evenly among RSUs and stock options. Our Compensation Committee believes this mix of RSUs and stock options is appropriate because it balances the need to encourage retention through the time-based RSUs (which have value whether or not the stock value increases following the date of grant) with the need to align our NEO’s interests with our stockholders by providing value through stock options, which only have value if our stock price increases after the grant date.
Our Compensation Committee currently intends to make equity awards to our executive officers and other key employees in the first quarter of each fiscal year, and anticipates continuing to use RSUs, stock options, and other forms of long-term incentives as part of our compensation program going forward. Per the terms of our 2017 Stock Incentive Plan, stock options will only be granted with an exercise price that is at least equal to the fair market value of our common stock on the date of grant. Any underwater options may not be repriced without stockholder approval.

Benefits and Perquisites
We maintain a tax qualified 401(k) defined contribution plan for the benefit of our employees. Under the 401(k) plan, employees (including the current NEOs) are permitted to elect to contribute current compensation up to the statutorily prescribed annual limit to the plan. The Company does not provide executive officers with any enhanced retirement benefits (i.e., executive officers are subject to the same limits on contributions as other employees, and the Company does not offer any supplemental executive retirement plan or other similar non-qualified deferred compensation plan), and they are eligible for 401(k) company-match contributions under the same terms as other employees. The amount of any matching contributions made on behalf of each NEO is reflected in the “All Other Compensation” column of the Summary Compensation Table below.
We provide other benefits to our executive officers that are intended to be part of a competitive overall compensation program and are not tied to any company performance criteria. Consistent with our goal of ensuring that executive compensation is perceived as fair by employees, the Company offers medical, dental, vision, life and disability insurance plans to executive officers under the same terms as such benefits are offered to other employees. Mr. Mendoza and Mr. Welly have company cars, and Mr. Gorey receives an auto allowance. The Company pays certain club membership dues for Mr. Mendoza and Mr. Welly, which amounts are reflected in the “All Other Compensation” column of the Summary Compensation Table below.

Other Compensation Considerations
Clawback Provision in Annual Incentive Plan
All of the Company’s annual incentive plans adopted since our IPO include a clawback provision that states that the Company and our Board reserve the right to require return of an award if it is determined after the payment of the award that the individual or corporate performance upon which the award was based were improperly represented to management, our Compensation Committee or our Board.

Hedging Policies
Our insider trading policy prohibits our personnel, including directors, officers, employees and consultants, from engaging in short-term or speculative transactions in Company securities, including short-term trading, short sales, transactions involving publicly traded options or other derivatives, such as trades in puts or calls in Company securities, and hedging transactions.

Compensation Peer Group
Our Compensation Committee, in consultation with WTW, selected a peer group against which our Compensation Committee benchmarked and analyzed the compensation of our executives when setting 2019 compensation levels. As for 2019, the peer group was selected primarily based on industry classification and Company size (generally determined by reference to 0.4X - 2X the Company’s revenue; similar market capitalization; and similar EBITDA), and reflects companies with which we compete for talent. For example, the peer group median revenue for fiscal year 2018 was $2.3 billion (ranging from $894 million to $4.4 billion) which compared with the Company’s revenue for fiscal year 2018 of approximately $2.0 billion.
Our peer group for 2019 compensation levels was comprised of the following 15 companies:

Watsco, Inc.	Beacon Roofing Supply, Inc.	BMC Stock Holdings, Inc.
MRC Global Inc.	MSC Industrial Direct Co., Inc.	Pool Corporation
Applied Industrial Technologies, Inc.	GMS, Inc.	Bluelinx Holdings Inc.
Kaman Corporation	TopBuild Corp.	SiteOne Landscape Supply Inc.
Armstrong World Industries, Inc.	DXP Enterprises, Inc.	Simpson Manufacturing Company Inc.

This peer group provides our Compensation Committee with market data regarding similar companies and aided our Compensation Committee in making decisions around our NEO’s compensation. In addition to reviewing compensation data for peer companies, our Compensation Committee also reviews published “general industry” survey compensation data from the WTW Total Compensation Database for each NEO position. For this purpose, data was compiled for companies with approximately $1 billion in annual revenue. In setting 2020 compensation levels, our Compensation Committee removed Beacon Roofing Supply, Inc. and replaced it with Installed Building Products, Inc. to reflect the peer group selection metrics discussed above.

Our Compensation Committee generally benchmarked individual components of compensation, including base salary, non-equity incentive plan target award levels, target total cash compensation, long-term incentive awards and target total direct compensation, to the peer group when determining 2019 compensation opportunities for our NEOs. In general, our Compensation Committee targets approximately the 50th percentile of the peer group and the published survey data sources when establishing compensation levels. The benchmark data is only one of many factors considered by our Compensation Committee in determining NEO compensation.

Employment Agreements with Named Executive Officers

Each of Messrs. Mendoza, Gorey and Welly entered into an employment agreement with Foundation Building Materials, LLC, our operating subsidiary, effective as of October 9, 2015, in connection with the Lone Star acquisition of the Company. These employment agreements all generally follow the same form, except as indicated below. The employment agreements establish each NEO’s initial annual base salary and annual incentive plan target bonus (as a percentage of base salary). Under his employment agreement, Mr. Mendoza is also entitled to receive reimbursement for an auto lease payment of no more than $2,300 per month. The Company is also required to reimburse Messrs. Mendoza and Welly for certain club membership costs. Each employment agreement also sets forth certain severance provisions that apply in the event that the executive is terminated without Cause (as defined in the employment agreement), resigns for Good Reason (as defined in the employment agreement), or terminates employment as a result of death or disability. Each employment agreement contains a number of restrictive covenants, including a 12-month post termination employee non-solicitation provision, confidentiality obligations, intellectual property assignment provisions and a mutual non-disparagement covenant.

2020 Base Salary Changes

In March 2020, each of our NEOs, as well as certain other senior management personnel, voluntarily agreed to reduce their base salaries by between 25% and 50% in response to the uncertainty caused by the COVID-19 pandemic. The primary purpose for the salary reduction is to limit the impact of the COVID-19 pandemic on our operations. We will continue to closely monitor the dynamic situation and react to the challenges presented by COVID-19.

Equity Ownership Guidelines
In March 2020, our Compensation Committee adopted equity ownership guidelines designed to further align the interests of our executive officers with those of our stockholders. The guidelines provide that our Chief Executive Officer should own Company stock with a value of at least five times his annual base salary. In addition, each executive officer who directly reports to our Chief Executive Officer (including Messrs. Gorey and Welly) should own Company stock with a value of at least two times his or her annual base salary, and certain other senior management personnel should own Company stock with a value of at least one time his or her annual base salary. Our executive officers have five years from the earlier of the time of adoption of the guidelines or hire to comply with the equity ownership guidelines.

Compensation Tables for Named Executive Officers
Summary Compensation Table
The following table summarizes information concerning the compensation awarded to, earned by, or paid to our NEOs for the fiscal years ended December 31, 2019 and 2018:

Name and Principal Position	Year	Salary (1)	Stock Awards(2)	Options(2)	Non-Equity Incentive Plan Compensation(3)	All Other Compensation(4)	Total
Ruben Mendoza	2019	$750,000	$1,012,912	$1,139,224	$1,010,385	$56,906	$3,969,427
President and Chief Executive Officer	2018	$750,000	$749,995	$749,733	$977,448	$52,528	$3,279,704
John Gorey	2019	$420,000	$278,574	$313,304	$436,581	$19,786	$1,468,245
Chief Financial Officer	2018	$420,000	$206,237	$206,171	$383,793	$19,211	$1,235,412
Pete Welly	2019	$420,000	$379,866	$427,209	$419,118	$32,808	$1,679,001
Chief Operating Officer	2018	$420,000	$281,235	$281,145	$365,726	$22,506	$1,370,612

(1)	The amount in this column reflects the amount of salary paid for services performed during the calendar year.

(2)
The amounts in these columns do not reflect amounts paid to or realized by the NEO in the listed year. Instead, these amounts reflect the aggregate grant date fair value of awards computed in accordance with ASC 718. There is no guarantee that, if and when these awards ultimately vest, their value will be consistent with these amounts. For additional information on the valuation assumptions used to compute the value of the 2019 grants for this purpose, refer to Note 12 of our Consolidated Financial Statements in the Annual Report on Form 10-K for the year ended December 31, 2019, as filed with the SEC.

(3)	We maintain an AIP for executives as described in more detail above. These figures represent the actual bonus amounts earned under the AIP for each relevant fiscal year.

(4)
The “All Other Compensation” column for 2019 includes, as applicable for each NEO: (a) Company matching contributions under our 401(k) plan, (b) amounts paid as an auto allowance or value of use of a company car, (c) certain club membership costs, and (d) imputed income related to payments for long-term disability programs for the benefit of the NEO. The amounts of each benefit included for each of our NEOs are reported in the table below:

Name	Company 401(k) Match	Company Car/Auto Allowance	Club Membership Dues	Long Term Disability Imputed Income	Total
Ruben Mendoza	$7,000	$27,458	$21,662	$786	$56,906
John Gorey	$7,000	$12,000	$—	$786	$19,786
Pete Welly	$7,000	$5,730	$19,292	$786	$32,808

Outstanding Equity Awards at Fiscal Year End

Name	Grant Date	Option Awards				Stock Awards
		Number of Securities Underlying Unexercised Options (Exercisable)	Number of Securities Underlying Unexercised Options (Unexercisable)(1)	Option Exercise Price	Option Expiration Date	Number of Shares or Units that Have Not Vested	Market Value of Shares or Units That Have Not Vested(1)
Ruben Mendoza	February 9, 2017	30,380	30,380	$14.00	February 9, 2027	—	$—
	March 19, 2018	25,579	76,740	$15.40	March 19, 2028	—	$—
	February 19, 2019	—	268,240	$9.44	February 19, 2029	—	$—
	February 9, 2017	—	—	—	—	12,156	$235,219
	March 19, 2018	—	—	—	—	36,526	$706,778
	February 19, 2019	—	—	—	—	107,300	$2,076,255
John Gorey	February 9, 2017	9,550	9,550	$14.00	February 9, 2027	—	$—
	March 19, 2018	7,034	21,103	$15.40	March 19, 2028	—	$—
	February 19, 2019	—	73,770	$9.44	February 19, 2029	—	$—
	February 9, 2017	—	—	—	—	3,820	$73,917
	March 19, 2018	—	—	—	—	10,044	$194,351
	February 19, 2019	—	—	—	—	29,510	$571,019
Pete Welly	February 9, 2017	13,020	13,020	$14.00	February 9, 2027	—	$—
	March 19, 2018	9,592	28,777	$15.40	March 19, 2028	—	$—
	February 19, 2019	—	100,590	$9.44	February 19, 2029	—	$—
	February 9, 2017	—	—	—	—	5,210	$100,814
	March 19, 2018	—	—	—	—	13,697	$265,037
	February 19, 2019	—	—	—	—	40,240	$778,644
(1) Options and RSUs that are unexercisable and unvested, respectively, vest ratably over a four-year period from the grant date. The unexercisable options and unvested RSUs granted in 2017 vest in two equal installments on February 9, 2020 and 2021, the unexercisable options and unvested RSUs granted in 2018 vest in three equal installments on March 12, 2020, 2021 and 2022, and the unexercisable options and unvested RSUs granted in 2019 vest in four equal installments on March 12, 2020, 2021, 2022 and 2023.

Equity Compensation Plan Information

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders	1,985,523(1)	$11.76(2)	1,433,641
Equity compensation plans not approved by security holders	—	—	—
Total	1,985,523(1)	$11.76(2)	1,433,641

(1)	Reflects stock options and RSUs outstanding under our 2017 Stock Incentive Plan as of December 31, 2019.

(2)	Does not include RSUs, which do not have an exercise price.

SECURITY OWNERSHIP
The following table presents information regarding the beneficial ownership of our common stock as of March 26, 2020, by:

•	our named executive officers;

•	our directors;

•	all of our directors and executive officers as a group; and

•	each stockholder known by us to be the beneficial owner of more than 5% of our common stock.
We have determined beneficial ownership in accordance with the rules of the SEC, which generally includes voting or investment power over securities. Except in cases where community property laws apply or as indicated in the footnotes to this table, we believe, based on the information furnished to us, that each stockholder identified in the table possesses sole voting and investment power over all shares of common stock shown as beneficially owned by the stockholder. Shares of common stock subject to equity awards that are exercisable or have vested, or will become exercisable or will vest, as applicable, within 60 days of March 26, 2020, are considered outstanding and beneficially owned by the person holding the options or restricted stock units for the purpose of computing the percentage ownership of that person but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.
The information presented in this table is based on 43,201,056 shares of our common stock outstanding on March 26, 2020. The information provided in the table is based on our records, information filed with the SEC, and information provided to us, except where otherwise noted.

Name of Beneficial Owner	Number of Shares of Common Stock Beneficially Owned	Percentage of Shares of Common Stock Outstanding
5% Stockholders
LSF9 Cypress Parent 2 LLC(1)	22,591,739	52.3%
BlackRock, Inc.(2)	3,435,226	8.0%
Executive Officers:
Ruben Mendoza(3)(4)	386,578	*
John Gorey(4)(5)	88,638	*
Pete Welly(4)(6)	93,722	*
Richard J. Tilley(4)(7)	58,258	*
Kirby Thompson(4)(8)	60,197	*
Jim Carpenter(4)(9)	32,523	*
Barbara J. Bitzer(10)	22,786	*
Directors:
Rafael Colorado(11)	—	—
Matthew J. Espe	17,223	—
Chase Hagin(11)	—	—
Fareed A. Khan(4)	13,743	*
Chad Lewis(11)	—	—
Chris Meyer(11)	—	—
Maureen Harrell	—	—
James F. Underhill(4)	13,743	*
All Executive Officers and Directors as a group (15 persons)(12)	787,411	1.8%

*Represents beneficial ownership of less than 1%
(1)LSF9 Cypress Parent 2 LLC, a Delaware limited liability company, is wholly owned by LSF9 Cypress LP, a Delaware limited partnership, which is controlled by its general partner, LSF9 GenPar LLC, a Delaware limited liability company, which is controlled by Lone Star Fund IX (U.S.), L.P., a Delaware limited partnership, which is controlled by its general partner, Lone Star Partners IX, L.P., a Bermuda exempted limited partnership, which is controlled by its general partner, Lone Star Management Co. IX, Ltd., a Bermuda exempted company, which is controlled by its sole owner (shareholder) John P. Grayken. The address for such persons is 2711 North Haskell Avenue, Suite 1700, Dallas, Texas 75204.

(2)Based solely on the information reported on a Schedule 13G filed with the SEC on February 6, 2020, BlackRock, Inc. has sole dispositive power over 3,435,226 shares of common stock and sole voting power over 3,271,257 shares of common stock. The address of BlackRock, Inc. is 55 East 52nd Street, New York, NY 10055.

(3)Includes (a) 12,500 shares held by the Ruben and Heidi Mendoza Irrevocable Trust dated Jan. 1, 2007, (b) 21,430 shares held by Milosophia LLC, (c) 119,454 shares held by The Mendoza Family Trust dated June 3, 2003, and (d) 163,788 shares of our common stock issuable upon exercise of stock options which currently are exercisable.

(4)Owns direct non-controlling interests in LSF9 Cypress Parent 2 LLC and therefore expressly disclaims any beneficial ownership of our common stock owned by LSF9 Cypress Parent 2 LLC.
(5)Includes (a) 12,000 shares held by the John and Claudia Gorey Trust dated October 7, 2006, (b) 10,000 shares held by the John & Claudia Gorey 2007 Irrevocable Trust U/A DTD 12/07/2007, and (c) 46,835 shares of our common stock issuable upon exercise of stock options which currently are exercisable.

(6)Includes 63,861 shares of our common stock issuable upon exercise of stock options which currently are exercisable.
(7)Includes 43,192 shares of our common stock issuable upon exercise of stock options which currently are exercisable.
(8)Includes 37,036 shares of our common stock issuable upon exercise of stock options which currently are exercisable.
(9)Includes (a) 17,500 shares held by The Carpenter Family Trust dated April 24, 1997, and (b) 9,193 shares of our common stock issuable upon exercise of stock options which currently are exercisable.
(10)Includes (a) 11,906 shares of our common stock issuable upon exercise of stock options which currently are exercisable, (b) 1,896 shares of our common stock issuable upon exercise of stock options which will become exercisable within 60 days from March 26, 2020, and (c) 1,366 shares of our common stock issuable upon vesting of RSUs within 60 days from March 26, 2020.

(11)Owns interests in entities which own direct or indirect non-controlling interests in LSF9 Cypress Parent 2 LLC and therefore expressly disclaims any beneficial ownership of our common stock owned by LSF9 Cypress Parent 2 LLC.

(12)Includes (a) 377,707 shares of our common stock issuable upon exercise of stock options which currently are exercisable or will become exercisable within 60 days of March 26, 2020, and (b) 1,366 shares of our common stock issuable upon vesting of RSUs within 60 days of March 26, 2020.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Our Board has adopted a written policy for approval of transactions between the Company and its directors, director nominees, executive officers, greater than 5% beneficial owners of our common stock or any other class of our equity securities, and each of their respective immediate family members, where the amount involved in the transaction exceeds or is expected to exceed $120,000 in a single calendar year and the related party has or will have a direct or indirect interest in the transaction (other than solely as a result of being a director or less than 10% beneficial owner of another entity). The policy provides that our Audit Committee reviews transactions subject to the policy and determines whether or not to approve or ratify those transactions.
Relationships with Lone Star and its Affiliates
Lone Star beneficially owns 52.3% of our outstanding common stock as of the Record Date.
For as long as Lone Star and its affiliates continue to beneficially own shares of common stock representing more than a majority of the voting power of our common stock, they will be able to direct the election of all of the members of our Board and exercise a controlling influence over our business and affairs, including any determinations with respect to mergers or other business combinations, the acquisition or disposition of assets, the incurrence of indebtedness, the issuance of any additional common stock or other equity securities, the repurchase or redemption of common stock and the payment of dividends. Similarly, Lone Star will have the power to determine matters submitted to a vote of our stockholders without the consent of our other stockholders, will have the power to prevent a change in our control and could take other actions that might be favorable to Lone Star.
Lone Star is not subject to any contractual obligations to retain its controlling interest. There can be no assurance as to the period of time during which Lone Star will maintain its beneficial ownership of our common stock.
Registration Rights Agreement
We entered into a registration rights agreement with Lone Star in connection with our IPO. The terms of the registration rights agreement include provisions for demand registration rights and piggyback registration rights in favor of Lone Star. The registration rights agreement does not provide for the payment of any consideration by us to Lone Star if a registration statement for the resale of shares of common stock held by Lone Star is not declared effective or if the effectiveness is not maintained.
Secondary Offering
On September 24, 2019, we completed a secondary offering in which LSF9 Cypress Parent 2 LLC, an affiliate of ours and Lone Star, or Parent 2, sold an aggregate of 4,750,000 shares of our common stock pursuant to our registration statement on Form S-3 filed and declared effective by the SEC on August 9, 2019, at a public offering price of $17.00 per share, including 712,500 shares of common stock sold pursuant to the underwriter’s exercise of its overallotment option. Parent 2 received all proceeds from the secondary offering, which was effected pursuant to the registration rights agreement. Upon the closing of the secondary offering, Lone Star's beneficial ownership in the Company decreased from approximately 65.3% to 52.6%. We paid approximately $0.4 million in fees and expenses related to the secondary offering.
Tax Receivable Agreement
We entered into a tax receivable agreement, or TRA, with Lone Star at the time of the IPO. We and our subsidiaries have generated, or are expected to generate, certain tax benefits, which may reduce the actual liability for certain taxes that we might otherwise be required to pay. These tax benefits, or collectively the Covered Tax Benefits, include: (i) all depreciation and amortization deductions, and any offset to taxable income and gain or increase to taxable loss, resulting from the tax basis that we have in our assets as of the time of the IPO, (ii) the utilization of our and our subsidiaries’ net operating losses and tax credits, if any, attributable to periods prior to the IPO, (iii) deductions in respect of payments made, funded or reimbursed by Lone Star under the LTIP, (discussed below), (iv) deductions in respect of transaction expenses attributable to certain acquisitions made by us prior to the IPO, (v) deductions in respect of the debt issuance costs and original issue discount associated with certain of our financing agreements, (vi) deductions in respect of offering-related expenses and (vii) certain other tax benefits attributable to payments made under the TRA. The TRA provides for payments to Lone Star in an amount equal to 90% of the aggregate reduction in U.S. federal, state, local and non-U.S. income taxes payable realized by us and our subsidiaries (using an assumed combined state and local tax rate of 5%) from the utilization of such Covered Tax Benefits.

The obligations under the TRA are our obligations and not obligations of our subsidiaries and are not conditioned upon Lone Star maintaining a continued direct or indirect ownership interest in us. For purposes of the TRA, the aggregate reduction in income tax payable by us will be computed by comparing our actual income tax liability with our hypothetical liability had we not been able to utilize the Covered Tax Benefits, taking into account several assumptions and adjustments, including, for example, that:

•	we will pay state and local tax at a rate of 5%, even though our actual effective state and local tax rate may be materially lower;

•	tax benefits existing at the time of the IPO are deemed to be utilized before any post-closing/after-acquired tax benefits;

•	a non-taxable transfer of assets by us to a non-consolidated entity is treated under the TRA as a taxable sale at fair market value; and

•
a taxable sale or other taxable transfer of subsidiary stock by us (in cases where the subsidiary’s tax basis in its assets exceeds our tax basis in the subsidiary’s stock) is treated under the TRA as a taxable sale of the subsidiary’s assets.

The foregoing assumptions and adjustments could cause us to be required to make payments under the TRA that are significantly greater than the benefits we realize in respect of the Covered Tax Benefits.
The TRA will remain in effect until all such Covered Tax Benefits have been used or expired, unless the agreement is terminated early, as described below.
We expect that the payments we make under the TRA could be substantial. Assuming no material changes in the relevant tax law, and that we and our subsidiaries earn sufficient taxable income to realize the full tax benefits subject to the TRA, we expect that future payments under the TRA will total approximately $89.5 million as of the Record Date (excluding any payments that may be made to Lone Star under the TRA as a result of tax benefits recognized in connection with payments under the LTIP). Depending on the amount and timing of our future earnings (if any) and on other factors, including the effect of any limitations imposed on our ability to use the Covered Tax Benefits, it is possible that all payments required under the TRA could become due within a relatively short period of time. The actual amount and utilization of the Covered Tax Benefits, as well as the amount and timing of any payments under the TRA, will vary depending upon a number of factors, including the amount, character and timing of our and our subsidiaries’ taxable income in the future.
Payments under the TRA are generally due within a specified period of time following the filing of our tax return for the taxable year with respect to which the payment obligation arises, but interest on such payments will begin to accrue at a rate of LIBOR plus 300 basis points from the due date (without extensions) of such tax return. Late payments will generally accrue interest at a rate of LIBOR plus 625 basis points.
The TRA provides that if, at any time, we elect an early termination of the TRA with approval of a majority of our independent directors and with Lone Star’s consent, we are in material breach of our obligations under the agreement, certain credit events described in the TRA occur with respect to us, Lone Star elects to terminate the TRA following certain changes of control or Lone Star elects to terminate the TRA on or after the fifteenth anniversary of the IPO, we would be required to make an immediate payment equal to the present value of the anticipated future tax benefits to Lone Star. Such payment would be based on certain valuation assumptions, including the assumption that we and our subsidiaries have sufficient taxable income and tax liabilities to fully utilize such tax benefits. We may elect to completely terminate the TRA early only with the written approval of Lone Star. The TRA also provides that, in the event that Lone Star does not elect to terminate the TRA upon certain changes of control, our (or our successor’s) payments under the TRA for each taxable year after any such event would be based on certain valuation assumptions, including the assumption that we and our subsidiaries have sufficient taxable income to fully utilize the Covered Tax Benefits. Accordingly, payments under the TRA may be made years in advance of the actual realization, if any, of the anticipated future tax benefits and may be significantly greater than the benefits we realize in respect of the tax attributes subject to the TRA.
In addition, were the Internal Revenue Service to successfully challenge the availability or amount of any of the Covered Tax Benefits, Lone Star would not reimburse us for any payments previously made under the TRA, but future payments under the TRA, if any, would be netted against any unreimbursed payments to reflect the result of any such successful challenge by the Internal Revenue Service. As a result, we could make payments under the TRA in excess of our actual cash savings in income tax.

We have full responsibility and sole discretion over all tax matters concerning the Company. However, we are required to notify Lone Star of any audit by a taxing authority, the outcome of which is reasonably expected to affect Lone Star’s rights under the TRA. We do not have the right to enter into any settlement of such an audit without the consent of Lone Star (not to be unreasonably withheld, conditioned or delayed). For so long as the TRA remains outstanding, without the prior written consent of Lone Star (not to be unreasonably withheld, conditioned or delayed), we are restricted from (x) entering into any agreement or amendment, after Lone Star ceases to control the Company, that would materially restrict (or in the case of amendments, further restrict beyond the restrictions in the Company’s existing financing agreements) our ability to make payments under the TRA, or (y) unless permitted by the terms of our term loan facility, or Term Loan, and our asset based lending credit facility, or the ABL Credit Agreement, or any replacement senior debt document to the extent that the terms thereof are no less restrictive in this regard than the Term Loan and the ABL Credit Agreement, incurring debt that would cause our consolidated total leverage ratio (the ratio of consolidated total indebtedness for borrowed money less balance sheet cash to consolidated EBITDA) to exceed 6.00 to 1.00. In addition, we are prohibited under the TRA from replacing our existing financing agreements with any senior debt document that does not permit our subsidiaries to make dividends to us to the extent necessary to make the payments under the TRA, without conditions, unless Lone Star otherwise consents.
Certain risks related to the TRA are discussed in greater detail in Item 1A, Risk Factors, in our Annual Report on Form 10-K for the year ended December 31, 2019.

Executive Officer and Director Indemnification Agreements
Our amended and restated bylaws permit us to indemnify our executive officers and directors to the fullest extent permitted by law, subject to limited exceptions. We have entered into indemnification agreements with each of our executive officers and directors that provide, in general, that we will indemnify them to the fullest extent permitted by law in connection with their service to us or on our behalf.

STOCKHOLDERS’ PROPOSALS
Only stockholders meeting certain criteria outlined in the Company’s Bylaws are eligible to submit nominations for election to our Board or to bring other proper business before an annual meeting. Under the Company’s Bylaws, stockholders who wish to nominate persons for election to our Board or bring other proper business before an annual meeting must give proper notice to the Company not later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is more than 30 days before or more than 70 days after such anniversary date, notice by the stockholder to be timely must be delivered not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the date on which public announcement of the date of such meeting is first made by the Company. Therefore, notices regarding nominations of persons for election to our Board and other proper business for consideration at the 2021 annual meeting of stockholders must be submitted to the Company no earlier than January 14, 2021 and no later than February 13, 2021. Notices regarding nominations and other proper business must include certain information concerning the nominee or the proposal and the proponent’s ownership of common stock of the Company, in each case as set forth in the Company’s Bylaws. Nominations or other proposals not meeting these requirements will not be entertained at the annual meeting. Notices must be delivered to the Secretary of the Company in writing at its principle executive offices at Foundation Building Materials, Inc., 2520 Red Hill Avenue, Santa Ana, California 92705. If timely notice of a matter is not received by the Company (or if notice is timely but the stockholder fails to satisfy the requirements of the applicable federal securities laws), then the proxies named on the proxy cards distributed by the Company for the annual meeting may use the discretionary voting authority granted to them by the proxy card if the matter is raised at the annual meeting.
In order to be included in the Company’s proxy statement and form of proxy relating to the 2021 annual meeting, stockholder proposals must be received by the Secretary of the Company no later than December 3, 2020.

HOUSEHOLDING OF PROXY MATERIALS
The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” can provide extra convenience for stockholders and cost savings for companies. The Company and some brokers household proxy materials, delivering a single proxy statement to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders.
Once you have received notice from your broker or the Company that they or the Company will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate copy of the Proxy Statement, or if you are receiving multiple copies of the Proxy Statement and wish to receive only one copy, please notify your broker if your shares are held in a brokerage account or the Company if you hold common stock directly. Any such requests to the Company in writing should be addressed to: Foundation Building Materials, Inc., 2520 Red Hill Avenue, Santa Ana, California 92705, Attention: Investor Relations or by calling (714) 380-3127.

ADDITIONAL INFORMATION
The Company’s annual audited financial statements for the fiscal year ended December 31, 2019 can be found in our 2019 Annual Report. A copy of our 2019 Annual Report is being mailed concurrently with this Proxy Statement to each stockholder of record on the Record Date. You can also access a copy of our 2019 Annual Report on the Company’s website at www.fbmsales.com. The Company will furnish without charge a copy of our 2019 Annual Report, including the financial statements and any schedules thereto, to any person requesting in writing and stating that he or she was the beneficial owner of the Company’s common stock on the Record Date. The Company will also furnish copies of any exhibits to our 2019 Annual Report to eligible persons requesting exhibits at a cost of $0.50 per page, paid in advance. The Company will indicate the number of pages to be charged for upon written inquiry. Requests should be addressed to: Foundation Building Materials, Inc., 2520 Red Hill Avenue, Santa Ana, California 92705, Attention: Investor Relations.

OTHER BUSINESS
Our Board does not intend to present any other business for action at the Annual Meeting and does not know of any business intended to be presented by others.

Richard J. Tilley
Vice President, Secretary and General Counsel

Santa Ana, California
March 31, 2020
ANNUAL MEETING OF FOUNDATION BUILDING MATERIALS, INC. Date: May 17, 2018 Time: 1:00 P.M. (Local Time) Place: 2741 Walnut Ave., Suite 200, Tustin, CA 92780 Please make your marks like this: Use dark black pencil or pen only Board of Directors Recommends a Vote FOR each director nominee in proposal 1 and proposals 2 and 4, and 1 YEAR on p

*FOUNDATION BUILDING MATERIALS, INC.*
*2520 REDHILL AVENUE*
*SANTA ANA, CA 92705*

**VOTE BY INTERNET - www.proxyvote.com**
Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 p.m. Eastern Time the day before meeting date for shares held directly and by 11:59 p.m. Eastern Time on May 11, 2020 for shares held in a Plan. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

**ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS**
If you would like to reduce the costs incurred by the Company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

**VOTE BY PHONE - 1-800-690-6903**
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 p.m. Eastern Time the day before meeting date for shares held directly and by 11:59 p.m. Eastern Time on May 11, 2020 for shares held in a Plan. Have your proxy card in hand when you call and then follow the instructions.

**VOTE BY MAIL**
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E95219-P36730

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

**THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.**

**FOUNDATION BUILDING MATERIALS, INC.**

**The Board of Directors recommends you vote FOR the following:**

| **Nominees:** | **For** | **Against** | **Abstain** |
|---|---|---|---|
| 1a. Matthew J. Espe | ☐ | ☐ | ☐ |
| 1b. Fareed A. Khan | ☐ | ☐ | ☐ |
| 1c. James F. Underhill | ☐ | ☐ | ☐ |

**The Board of Directors recommends you vote FOR the following proposals:**

4. Act upon such other matters as may properly come before the Annual Meeting.

For address changes and/or comments, please check this box and write them on the back where indicated. ☐

Please indicate if you plan to attend this meeting. Yes ☐ No ☐

**HOUSEHOLDING ELECTION** - Please indicate if you consent to receive certain future investor communications in a single package per household. Yes ☐ No ☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

**Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:**
The Notice and Proxy Statement and Form 10-K are available at www.proxyvote.com.

E95220-P36730

**FOUNDATION BUILDING MATERIALS, INC.**
**Annual Meeting of Stockholders**
**Thursday, May 14, 2020 9:00 AM**
**This proxy is solicited by the Board of Directors**

The stockholder(s) hereby appoint(s) Richard J. Tilley and John Gorey, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of FOUNDATION BUILDING MATERIALS, INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held on Thursday, May 14, 2020, at 9:00 AM, Pacific Time, at the Company's home office, located at 2520 Redhill Avenue, Santa Ana, CA 92705 and any adjournment or postponement thereof.

**This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.**

**Address Changes/Comments:** ______________________________

______________________________

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

**Continued and to be signed on reverse side**